                                                                       EXHIBIT 2

                                     ANNEX I
================================================================================
                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER




                                 by and between




                                  MODTECH, INC.




                                       and




                               SPI HOLDINGS, INC.









                         -------------------------------

                         Dated as of September 28, 1998

                         -------------------------------





================================================================================

                                TABLE OF CONTENTS

ARTICLE I
THE MERGERS .............................................................      2
   1.1   Organization of Holdings .......................................      2
   1.2   Directors and Officers of Holdings .............................      2
   1.3   Modtech Sub Merger .............................................      3
   1.4   SPI Sub Merger .................................................      3
   1.5   The Closing ....................................................      3
   1.6   Effective Time .................................................      4
   1.7   Effects of the Mergers .........................................      4
   1.8   Directors and Officers of the Surviving Entities ...............      4

ARTICLE II
CONVERSION OF SECURITIES ................................................      5
   2.1   Conversion of Securities .......................................      5
   2.2   Conversion of Modtech Shares ...................................      5
   2.3   Modtech Election, Allocation and Conversion Procedures .........      6
   2.4   Additional Exchange Procedures .................................      8
   2.5   Dissenting Modtech Shares ......................................      9
   2.6   Modtech Options ................................................     10
   2.7   Conversion of SPI Shares .......................................     11
   2.8   SPI Election, Allocation and Conversion Procedures .............     12
   2.9   Additional Exchange Procedures .................................     14
   2.10  Dissenting SPI Shares ..........................................     16
   2.11  SPI Options ....................................................     17
   2.12  SPI Warrants ...................................................     18
   2.13  Cancellation of Shares .........................................     18
   2.14  No Transfer after the Effective Time ...........................     18

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MODTECH ...............................     18
   3.1   Existence; Good Standing; Corporate Authority ..................     18
   3.2   Authorization; Validity and Effect of Agreement ................     19
   3.3   Capitalization .................................................     19
   3.4   Subsidiaries ...................................................     20
   3.5   Other Interests ................................................     20
   3.6   No Conflict; Required Filings and Consents .....................     20
   3.7   Compliance .....................................................     21
   3.8   SEC Documents ..................................................     21
   3.9   Litigation .....................................................     22

   3.10  Absence of Certain Changes .....................................     22
   3.11  Environmental Matters ..........................................     22
   3.12  Real Properties ................................................     23
   3.13  Tangible Personal Property .....................................     24
   3.14  Intellectual Property ..........................................     24
   3.15  Absence of Changes in Modtech Benefit Plans ....................     24
   3.16  ERISA Compliance ...............................................     25
   3.17  Taxes ..........................................................     27
   3.18  Contracts; Debt Instruments ....................................     28
   3.19  Insurance ......................................................     30
   3.20  Interests of Officers and Directors ............................     30
   3.21  No Brokers .....................................................     30
   3.22  Customers ......................................................     30
   3.23  Suppliers ......................................................     30
   3.24  Employees ......................................................     30
   3.25  Product Liability ..............................................     31
   3.26  Information in Joint Proxy Statement/Prospectus and Form S-4....     31
   3.27  Disclosure .....................................................     31
   3.28  Fairness Opinion ...............................................     31
   3.29  Year 2000 Matters ..............................................     31

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPI ...................................     32
   4.1   Existence; Good Standing; Authority ............................     32
   4.2   Authorization; Validity and Effect of Agreement ................     32
   4.3   Capitalization .................................................     33
   4.4   Subsidiaries ...................................................     33
   4.5   Other Interests ................................................     33
   4.6   No Conflict; Required Filings and Consents .....................     34
   4.7   Compliance .....................................................     34
   4.8   Financial Statements ...........................................     35
   4.9   Litigation .....................................................     35
   4.10  Absence of Certain Changes .....................................     35
   4.11  Environmental Matters ..........................................     36
   4.12  Real Properties ................................................     36
   4.13  Tangible Personal Property .....................................     37
   4.14  Intellectual Property ..........................................     37
   4.15  Absence of Changes in SPI Benefit Plans ........................     37
   4.16  ERISA Compliance ...............................................     38
   4.17  Taxes ..........................................................     40
   4.18  Contracts; Debt Instruments ....................................     41
   4.19  Insurance ......................................................     43
   4.20  Interests of Officers and Directors ............................     43

   4.21  No Brokers .....................................................     43
   4.22  Customers ......................................................     43
   4.23  Suppliers ......................................................     44
   4.24  Employees ......................................................     44
   4.25  Product Liability ..............................................     44
   4.26  Information in Joint Proxy Statement/Prospectus and Form S-4 ...     44
   4.27  Disclosure .....................................................     44
   4.28  Year 2000 Matters ..............................................     44

ARTICLE V
COVENANTS ...............................................................     45
   5.1   Conduct of Business by Modtech or SPI ..........................     45
   5.2   Meetings of Stockholders .......................................     46
   5.3   Further Assurance and Cooperation ..............................     47
   5.4   Certain Filings and Consents ...................................     47
   5.5   Publicity ......................................................     48
   5.6   Joint Proxy Statement/Prospectus and Form S-4 ..................     48
   5.7   Listing Application ............................................     48
   5.8   Further Action .................................................     48
   5.9   Lockup Agreements ..............................................     49
   5.10  Expenses........................................................     49
   5.11  Notice of Change in Representations and Warranties .............     49
   5.12  Consents .......................................................     49
   5.13  Letter of Modtech's Accountants ................................     49
   5.14  Letter of SPI's Accountants ....................................     50
   5.15  Registration Statement on Form S-8 .............................     50
   5.16  Tax Matters Certificates .......................................     50
   5.17  Assumption of Obligations by Holdings, Modtech Sub and SPI Sub..     50
   5.19  Development of Holdings Business Plan ..........................     51
   5.20  Payment of Transaction Fees; Transaction Advisory Agreement ....     51
   5.21  Retention of Holdings' Financial Advisor .......................     51
   5.22  Deregistration of Modtech Shares ...............................     51

ARTICLE VI
CONDITIONS ..............................................................     51
   6.1   Conditions to Each of Modtech's and SPI's
         Obligation to Effect the Mergers ...............................     51
   6.2   Conditions to Obligation of Modtech to Effect the Mergers.......     53
   6.3   Conditions to Obligation of SPI to Effect the Mergers ..........     54

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT .......................................     55
   7.1   Termination or Abandonment .....................................     55
   7.2   Effect of Termination ..........................................     56

   7.3   Amendment or Supplement ........................................     57
   7.4   Extension of Time; Waiver, Etc .................................     57

ARTICLE VIII
INDEMNIFICATION .........................................................     58
   8.1   Indemnification ................................................     58

ARTICLE IX
GENERAL PROVISIONS ......................................................     59
   9.1   Non-survival of Representations and Warranties .................     59
   9.2   Notices ........................................................     59
   9.3   Assignment; Binding Effect .....................................     60
   9.4   Entire Agreement ...............................................     60
   9.5   Governing Law ..................................................     61
   9.6   Counterparts ...................................................     61
   9.7   Headings 61 ....................................................
   9.8   Interpretation .................................................     61
   9.9   Incorporation of Schedules .....................................     61
   9.10  Severability ...................................................     61
   9.11  Enforcement of Agreement .......................................     61

ARTICLE X
DEFINITIONS .............................................................     62
   10.1   Defined Terms .................................................     62


SCHEDULES

Schedule I Schedule of Modtech Shareholders to be Allocated Holdings Preferred Stock

DISCLOSURE SCHEDULES

Modtech Disclosure Schedule
SPI Disclosure Schedule

LIST OF EXHIBITS

Exhibit A Form of Certificate of Incorporation of Holdings

Exhibit B Form of Bylaws of Holdings

Exhibit C Form of Certificate of Designation for Holdings Preferred Stock

Exhibit D Form of Voting Agreement

Exhibit E Form of Certificate of Merger to be filed in California

Exhibit F Form of Articles of Merger to be filed in Colorado

Exhibit G Form of Transaction Advisory Agreement

Exhibit H Form of Registration Rights Agreement

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

         Agreement and Plan of Reorganization and Merger (this "Agreement"), dated as of September 28, 1998, by and between Modtech, Inc., a California corporation ("Modtech") and SPI Holdings, Inc., a Colorado corporation ("SPI").

                                    RECITALS

         A. The Board of Directors of Modtech deems it advisable and in the best interest of Modtech and its stockholders to consummate, and has approved, including for purposes of Section 1101 of the General Corporation Law of the State of California (the "CGCL"), the business combination transactions provided for herein; and the Board of Directors of SPI deems it advisable and in the best interest of SPI and its stockholders to consummate, and has approved, including for purposes of Section 7-111-101 of the Colorado Business Corporation Act (the "CBCA"), the business combination transactions provided for herein, in which:

                  (1) Modtech and SPI will form a Delaware corporation, Modtech Holdings, Inc. ("Holdings"); and

                  (2) Because of a number of operational differences between Modtech and SPI, the Board of Directors of each of Modtech and SPI have deemed it advisable to maintain the separate existence of Modtech and SPI following the consummation of the transactions provided for herein; accordingly, Holdings will form two subsidiaries, a Delaware corporation which will merge with and into Modtech with Modtech continuing as the surviving corporation (the "Modtech Merger"), and a Colorado corporation which will merge with and into SPI with SPI continuing as the surviving corporation (the "SPI Merger" and, together with the Modtech Merger, the "Mergers"), and (i) all issued and outstanding Modtech Shares (as hereinafter defined) and all vested Modtech Options (as hereinafter defined) will be converted into the right to receive, in the aggregate, 9,481,118 shares of common stock, par value $.01 per share, of Holdings ("Holdings Common Stock"), 388,939 shares of Series A Preferred Stock, par value $.01 per share, of Holdings ("Holdings Preferred Stock") and $39,923,472 in cash, and
         (ii) all issued and outstanding SPI Shares (as hereinafter defined), all vested SPI Options (as hereinafter defined) and all exercisable SPI Warrants (as hereinafter defined) will be converted into the right to receive, in the aggregate, 4,974,462 shares of Holdings Common Stock and $8,076,133 in cash, all as more fully set forth below;

         B. For federal income tax purposes, it is intended that the SPI Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Modtech Merger (together with the SPI Merger) shall qualify as an "exchange" under Section 351 of the Code; and

         C. Modtech and SPI desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

         Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Section 10.1 hereof.

                                    ARTICLE I

                                  THE MERGERS

         1.1 Organization of Holdings. As promptly as practicable following the execution of this Agreement, Modtech and SPI shall cause Holdings to be organized under the laws of the State of Delaware. The initial certificate of incorporation and bylaws of Holdings shall be substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively. The certificate of designation for the Holdings Preferred Stock shall be substantially in the form attached hereto as Exhibit C. The authorized capital stock of Holdings shall consist of 25,000,000 shares of Holdings Common Stock and 5,000,000 shares of Holdings Preferred Stock, of which 680 shares of Holdings Common Stock will be issued to Modtech and 320 shares of Holdings Common Stock will be issued to SPI. Prior to the Effective Time (as hereinafter defined), Modtech and SPI shall cause Holdings to provide for the issuance of Holdings Common Stock pursuant to the Mergers.

         1.2      Directors and Officers of Holdings.

         (a) Upon formation of Holdings, the Board of Directors of Holdings will consist of seven directors. Modtech and SPI shall cause to be elected as initial directors of Holdings Evan M. Gruber, Patrick Van Den Bossche, Charles C. McGettigan, Myron A. Wick III, Daniel Donahoe, Charles A. Hamilton and Charles
R. Gwirtsman. Each director shall remain in office until his successor is duly elected or appointed and qualified or until such director's earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Holdings.

         (b) As of the Effective Time, the Board of Directors of Holdings will consist of nine directors, including the individuals set forth in Section 1.2(a), one additional Independent Director to be selected by SPI and one additional Independent Director to be selected by the Board of Directors of Holdings. Each director shall remain in office until his successor is duly elected or appointed and qualified or until such director's earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Holdings. In addition, Proactive Partners, LP ("Proactive Partners") and KRG Capital Partners, LLC ("KRG Capital") shall each be permitted to designate one non-voting observer, who may be changed from time to time, and who shall be permitted to attend all meetings of the Board of Directors of Holdings.

         (c) Upon formation of Holdings and as of the Effective Time, Evan M. Gruber shall be the Chairman and Chief Executive Officer of Holdings, Patrick Van Den Bossche shall be the President of Holdings and Michael G. Rhodes shall be the Chief Operating Officer and Chief Financial Officer of Holdings.


         (d) At each of the first three stockholder's meetings of Holdings at which directors are elected, the Board of Directors shall, subject to the exercise of its fiduciary duties, use its best efforts to nominate the following persons for election to the Board of Directors for one-year terms;
(1) Evan Gruber; (2) Patrick Van Den Bossche; (3) two designees of Proactive Partners; (4) two designees of KRG Capital; and (5) three joint designees of Proactive Partners and KRG Capital, all three of whom shall be Independent Directors.

         1.3      Modtech Sub Merger .

         (a) As promptly as practicable after the formation of Holdings, Modtech and SPI shall cause Holdings to form a wholly-owned corporation called Modtech Merger Sub, Inc. ("Modtech Sub") under the laws of the State of Delaware. Modtech and SPI shall cause Holdings to cause Modtech Sub to execute and deliver this Agreement and to merge with and into Modtech. Modtech shall be the surviving corporation in the Modtech Merger and as a result thereof shall become a wholly-owned subsidiary of Holdings.

         (b) The certificate of incorporation and bylaws of Modtech Sub shall be in such form as shall be determined by Holdings. Upon formation of Modtech Sub, Holdings shall elect Evan M. Gruber, Michael G. Rhodes and Patrick Van Den Bossche as directors of Modtech Sub and such Board of Directors, by unanimous written consent, shall appoint the officers of Modtech Sub.

         (c) Modtech shall use its best efforts to cause the Modtech Merger to be consummated in accordance with the terms of this Agreement. Modtech and SPI shall cause Holdings to execute a written consent under Section 228 of the Delaware General Corporation Law (the "DGCL"), as the sole stockholder of Modtech Sub, to the execution, delivery and performance of this Agreement by Modtech Sub.

         1.4      SPI Sub Merger .

         (a) As promptly as practicable after the formation of Holdings, Modtech and SPI shall cause Holdings to form a wholly-owned corporation called SPI Merger Sub, Inc. ("SPI Sub") under the laws of the State of Colorado. Modtech and SPI shall cause Holdings to cause SPI Sub to execute and deliver this Agreement and to merge with and into SPI. SPI shall be the surviving corporation in the SPI Merger and as a result thereof shall become a wholly-owned subsidiary of Holdings.

         (b) The articles of incorporation and bylaws of SPI Sub shall be in such form as shall be determined by Holdings. Upon formation of SPI Sub, Holdings shall elect Evan M. Gruber, Patrick Van Den Bossche and Ronald R. Procunier as directors of SPI Sub and such Board of Directors, by unanimous written consent, shall appoint the officers of SPI Sub.

         (c) SPI shall use its best efforts to cause the SPI Merger to be consummated in accordance with the terms of this Agreement. Modtech and SPI shall cause Holdings to execute a written consent under Section 7-107-104 of the CBCA, as the sole stockholder of SPI Sub, to the execution, delivery and performance of this Agreement by SPI Sub.

         1.5 The Closing . The closing (the "Closing") of the transactions contemplated by this Agreement will take place at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California, at 10:00 a.m., local time, as soon as practicable following the date on which the last of the conditions set forth in Article 6 is satisfied or waived in accordance herewith or at such other place, time or date as Modtech and SPI may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

         1.6 Effective Time . On the Closing Date, (i) Modtech will cause a certificate of merger in the form attached hereto as Exhibit D to be filed with the Secretary of State of the State of California as provided in Section 1103 of the CGCL in order to effect the Modtech Merger; and (ii) SPI will cause articles of merger in the form attached hereto as Exhibit E to be filed with the Secretary of State of the State of Colorado as provided in Section 7-111-105 of the CBCA in order to effect the SPI Merger. Upon completion of such filings, the respective Mergers will become effective in accordance with the CGCL and CBCA. The time and date on which the Mergers become effective is herein referred to as the "Effective Time".

         1.7      Effects of the Mergers .  At the Effective Time,

         (a) The separate existence of Modtech Sub shall cease and Modtech Sub shall be merged with and into Modtech, with Modtech continuing as the surviving corporation (as such, "New Modtech");

         (b) The separate existence of SPI Sub shall cease and SPI Sub shall be merged with and into SPI with SPI continuing as the surviving corporation (as such, "New SPI" and, together with New Modtech, the "Surviving Entities"); and

         (c) The Mergers shall have all the effects of applicable law, including, without limitation, the applicable provisions of the CGCL and the CBCA.

         1.8      Directors and Officers of the Surviving Entities .

         (a) The members of the Board of Directors of New Modtech will be the members of the Board of Directors of Modtech Sub immediately prior to the Effective Time and the members of the Board of Directors of New SPI will be the members of the Board of Directors of SPI Sub immediately prior to the Effective Time. All of the members of the Board of Directors of New Modtech and New SPI will serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of New Modtech or New SPI, as the case may be.

         (b) The officers of New Modtech will be the officers of Modtech Sub immediately prior to the Effective Time and the officers of New SPI will be the officers of SPI Sub immediately prior to the Effective Time. Such persons will continue as officers of New Modtech and New SPI until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of New Modtech or New SPI, as the case may be.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         2.1 Conversion of Securities of Merger Entities. As of the Effective Time, by virtue of the Mergers and without any action on the part of the holder of any securities of the entities involved: (i) each outstanding share of common stock of Modtech Sub, par value $0.01 per share, which is issued and outstanding immediately prior to the Effective Time, shall be converted into and become one
(1) share of common stock of New Modtech and (ii) each outstanding share of common stock of SPI Sub, par value $0.01 per share, which is issued and outstanding immediately prior to the Effective Time, shall be converted into and become one (1) share of common stock of New SPI.

         2.2.     Conversion of Modtech Shares .

         (a) As of the Effective Time, by virtue of the Modtech Merger and without any action on the part of the holder of any securities of the entities involved, each share of Common Stock, par value $0.01 per share, of Modtech ("Modtech Common Stock" or "Modtech Shares") issued and outstanding immediately prior to the Effective Time (other than (x) Modtech Shares owned by Modtech or any of its Subsidiaries or any other Modtech Shares designated as treasury shares (collectively, the "Modtech Treasury Shares") and (y) any Dissenting Modtech Shares (as defined in Section 2.5(b))) will, by virtue of the Modtech Merger, be converted into:

                           (A) cash in an amount equal to $3.7293, subject to
                  adjustment as hereinafter provided (the "Modtech Per Share Cash Stock Consideration"), and

                           (B) 0.8508 fully paid and nonassessable shares of
                  Holdings Common Stock (the "Modtech Exchange Ratio"), (the "Modtech Per Share Common Stock Consideration");

         provided, however, that, subject to the election, allocation and conversion procedures set forth in Section 2.3:

                           (C) the holders of Modtech Shares may elect to
                  receive fully paid and nonassessable shares of Holdings Preferred Stock (the "Modtech Per Share Preferred Stock Consideration") in lieu of receiving an equal number of shares of Holdings Common Stock, provided, that, no holder of Modtech Shares may elect to receive Holdings Preferred Stock for more than 3.94% (rounded down to the nearest whole share) of such Record Holders ownership of Holdings Common Stock, and, provided further, that in the aggregate no greater than 388,939 shares of Holdings Preferred Stock may be issued pursuant to such elections (such aggregate number of shares, the "Modtech Preferred Stock Number").

                           (D) The maximum number of shares of Holdings
                  Preferred Stock set forth in paragraph (C) above may be adjusted upward or downward by the Exchange Agent on the Closing Date upon receipt by the Exchange Agent of a notice from Modtech specifying the amount of such adjustment necessary to ensure that the Modtech Merger meets the minimum requirements for qualification as a transaction under Section 351 the Code.

         (b) At the Effective Time, each Modtech Treasury Share shall, by virtue of the Modtech Merger and without any action on the part of the holders of any securities of the entities involved, be canceled and extinguished and shall cease to exist, and no exchange or payment shall be made therefor.

         2.3      Modtech Election, Allocation and Conversion Procedures .

         (a) Subject to the allocation and conversion procedures set forth in
Section 2.3(b), each Record Holder of Modtech Shares will be entitled to elect to receive one share of Holdings Preferred Stock in lieu of each share of Holdings Common Stock such Record Holder would otherwise receive, provided, such Holdings Preferred Stock may not exceed 3.94% of the Holdings Common Stock such Record Holder would receive but for such election. All other Modtech Shares held by such Record Holders ("Modtech No-Election Shares") shall be converted into the Modtech Per Share Common Stock Consideration as set forth above. Any Record Holder who delivers to the Exchange Agent an Election Form electing to receive Holdings Preferred Stock for greater than 3.94% of the Holdings Common Stock such Record Holder would receive but for such election shall be deemed to have elected to receive Holdings Preferred Stock for only 3.94% of the Holdings Common Stock such Record Holder would receive but for such election. The percentage of Holdings Common Stock that each Record Holder may convert to Holdings Preferred Stock may be adjusted upward or downward by the Exchange Agent on the Closing Date in accordance with the adjustments, if any, made in the Modtech Preferred Stock Number pursuant to Section 2.2(a)(D) above. If such adjustment is made, each electing Record Holder's election will be adjusted pro rata based on the original percentage elected.

         (b) Not later than two business days after the Election Deadline, Holdings shall cause the Exchange Agent to effect the allocations and conversions among the Record Holders of Modtech Shares of rights to receive the Modtech Per Share Common Stock Consideration or the Modtech Per Share Preferred Stock Consideration in the Modtech Merger as follows:

                  (i) If the number of Modtech Preferred Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is less than the Modtech Preferred Stock Number, then

                           (A) all Modtech Preferred Stock Election Shares shall
                  be deemed, as of the Effective Time, to have become and been converted into the right to receive the Modtech Per Share Preferred Stock Consideration,

                           (B) the Exchange Agent shall convert (pro rata
                  according to the total number of Modtech No-Election Shares held by each such Record Holder set forth on Schedule I on the Record Date) into Modtech Preferred Stock Election Shares ("Converted Modtech No-Election Shares") a sufficient number of Modtech No-Election Shares such that the remainder of (x) the Modtech Preferred Stock Election Shares plus (y) the Converted Modtech No-Election Shares shall equal as closely as practicable the Modtech Preferred Stock Number, and all Converted Modtech No-Election Shares shall be deemed, as of the Effective Time, to have become and been converted into the right to receive the Modtech Per Share Preferred Stock Consideration, and

                           (C) the Modtech No-Election Shares that are not
                  Converted Modtech No-Election Shares shall be deemed, as of the Effective Time, to have become and been converted into the right to receive the Modtech Per Share Common Stock Consideration.

         (c) On the Mailing Date, Holdings shall mail an Election Form and a letter of transmittal (the "Letter of Transmittal") to each Record Holder of Modtech Shares. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than the Election Deadline and must be accompanied by the certificates representing all the Modtech Shares ("Modtech Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organization). Holdings shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of Holdings (or of the Exchange Agent) shall be conclusive and binding. Neither Holdings nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent, except that if Holdings determines not to disregard a defect, Holdings shall notify Modtech of such defect and provide a reasonable opportunity for the defect to be cured by the subject Record Holder. The Exchange Agent shall also make, and Holdings shall verify, all computations contemplated by this Section 2.3, and all such computations shall be conclusive and binding on the Record Holders of Modtech Shares, absent manifest error. The Exchange Agent shall promptly provide Modtech with a copy of the completed computation. Modtech Shares covered by an Election Form which is not effective shall be deemed to be Modtech No-Election Shares. Once an Election is made, it may not be revoked unless such revocation has been communicated in writing to the Exchange Agent prior to the Election Deadline.

         (d) No fractional interests in shares of Holdings Common Stock or Holdings Preferred Stock, and no certificates representing such fractional interests, shall be issued upon the surrender for exchange of Modtech Certificates or upon the exercise of Modtech Options. In lieu of any fractional share, Holdings shall pay to each Record Holder of Modtech Shares, or to the holder of a Modtech Option upon the exercise thereof, who otherwise would be entitled to receive a fractional interest in a share of Holdings Common Stock or Holdings Preferred Stock, an amount of cash (without interest) determined by multiplying (i) closing price of Modtech Common Stock on the last trading day on Nasdaq prior to the Closing Date by (ii) the fractional interest to which such Record Holder would otherwise be entitled.

         2.4      Additional Exchange Procedures .

         (a) The Letter of Transmittal which accompanies the Election Form (which shall specify that delivery shall be effected and the risk of loss and title to the Modtech Certificates (and the Modtech Shares and consideration therefor represented by such Modtech Certificates) shall pass after the Effective Time only upon proper delivery of such Modtech Certificates to the Exchange Agent) will advise the Record Holders of Modtech Certificates of the procedure for surrendering to the Exchange Agent, Modtech Certificates in exchange for either the certificates representing the Modtech Per Share Cash Consideration, the Modtech Per Share Common Stock Consideration or the Modtech Per Share Preferred Stock Consideration (the "Modtech Merger Consideration").

         (b) Each Record Holder of Modtech Shares that have been converted into a right to receive the Modtech Merger Consideration shall, upon surrender to the Exchange Agent of a Modtech Certificate or Certificates together with a properly completed Letter of Transmittal, be entitled to receive the Modtech Merger Consideration as provided herein.

         (c) Until so surrendered, each Modtech Certificate, and each Modtech Share represented thereby, shall, at and after the Effective Time, represent for all purposes only the right to receive the Modtech Merger Consideration as provided herein, and nothing else, subject to applicable law in the case of Modtech Dissenting Shares.

         (d) If any of the Modtech Merger Consideration is to be issued to a person other than the Record Holder of the Modtech Shares formerly represented by the Modtech Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the Modtech Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the Record Holder of such Modtech Shares or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) At and after the Record Date, there shall be no further registration or transfers of Modtech Shares (other than transfers by operation of law), and the stock ledgers of Modtech shall be closed. After the Effective Time, Modtech Certificates presented to the Exchange Agent for transfer shall be canceled and exchanged for the Modtech Merger Consideration provided for, without interest, and in accordance with the procedures set forth, in this
Article 2.

         (f) One hundred eighty (180) days after the Effective Time, any Holdings Common Stock or cash made available to the Exchange Agent that remains unclaimed by the Record Holders of Modtech Shares shall be returned to Holdings, upon its demand therefor. Any such Record Holder who has not delivered Modtech Certificates to the Exchange Agent in accordance with this Section

2.4 prior to that time shall thereafter look only to the Holdings (and only as general creditors thereof) for the Modtech Merger Consideration in respect of any Modtech Shares formerly requested thereby. Notwithstanding the foregoing, neither Holdings nor the Exchange Agent shall be liable to any Record Holder of Modtech Shares for any securities delivered or any cash paid to a public official pursuant to applicable escheat or abandoned property laws or for any securities or cash retained by Holdings as permitted by any such law.

         (g) No dividends, interest or other distributions with respect to the Modtech Merger Consideration shall be paid to the holder of any unsurrendered Modtech Certificates until such Modtech Certificates are surrendered as provided in this Section 2.4. Upon such surrender, there shall be paid, without interest, to the person in whose name any Modtech Per Share Common Stock Consideration is registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

         (h) In the event that any Modtech Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in respect of such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the Modtech Merger Consideration as may be provided pursuant to this Agreement; provided, however, that Holdings may, in its sole discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver an indemnity agreement or a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdings, New Modtech or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

         (i) If the Record Holder of any Modtech Shares shall become entitled to receive payment for such shares pursuant to Section 1101 of the CGCL and Section 2.5, such payment shall be made by Holdings in accordance with Section 2.5.

         (j) (i) Payments of Modtech Per Share Cash Consideration and payments in lieu of fractional shares shall be made by check mailed by the Exchange Agent at the Effective Time, and (ii) certificates representing Modtech Per Share Common Stock Consideration and Modtech Per Share Preferred Stock Consideration shall be delivered by hand or mailed by certified mail, return receipt requested, at the Effective Time; provided the Modtech Certificates have been provided by the surrendering shareholder to the Exchange Agent in compliance with Section 2.4. At the time of such payment or mailing, a statement setting forth in reasonable detail the calculation of the Modtech Merger Consideration being paid to each Record Holder shall also be mailed to each Record Holder. Risk of loss shall remain on Holdings until such certificate for Holdings Common Stock is actually received by the surrendering shareholder.

         2.5      Dissenting Modtech Shares .

         (a) Notwithstanding any provision of this Agreement to the contrary, any Modtech Shares held by a holder who has demanded and perfected his demand for the fair value of his shares in accordance with Chapter 13 of the CGCL and as of the Effective Time has neither effectively withdrawn nor lost his right to demand such fair value (a "Dissenting Modtech Shareholder") shall not represent a right to receive any part of the Modtech Merger Consideration, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the CGCL.

         (b) Notwithstanding any provision of this Agreement to the contrary, if any Dissenting Modtech Shareholder demanding the fair value of such Dissenting Modtech Shareholder's Modtech Shares ("Dissenting Modtech Shares") under the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his right to a determination of the fair value of his shares, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Modtech Shares shall automatically be converted into and represent only the right to receive the fair market value of such Modtech Shares upon surrender of the certificate or certificates representing such Dissenting Modtech Shares.

         (c) Modtech shall give SPI prompt notice of any demands by a Dissenting Modtech Shareholder for payment, or notices of intent to demand payment received by Modtech under the CGCL, and SPI shall have the right to participate in all negotiations and proceedings with respect to such demands. Modtech shall not, except with the prior written consent of SPI (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

         2.6      Modtech Options .

         (a) At the Effective Time, adjustments shall be made to the then outstanding options to purchase Modtech Shares (each, a "Modtech Option"), to accelerate the vesting of Modtech Options held by those holders whose Modtech Options are not at least 75% vested. Such Modtech Options shall be accelerated, pro rata on the basis of the number of unvested Modtech Options held by such holders of Modtech Options, with the effect that, in the aggregate, all then outstanding Modtech Options (which theretofore have been granted under Modtech's 1989, 1994 and 1996 Stock Option Plans (the "Modtech Stock Option Plans")) shall be vested to the extent of 75% of the Modtech Shares covered thereby.

         (b) At the Effective Time, after giving effect to the adjustment contemplated by Section 2.6(a), on an aggregate basis per holder of Modtech
Options:

                  (i) 14.6709% of all Modtech Options held by such holder which are vested and exercisable shall be converted into the right to receive $25.00 per share in cash (less the applicable per share exercise price of each such Modtech Option and less applicable withholding taxes); and

                  (ii) each remaining Modtech Option held by such holder, whether vested or unvested, shall be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Modtech Option immediately prior to the Effective

         Time, except as otherwise set forth in this Section 2.6, for each Modtech Share subject to such Modtech Option, one (1) share of Holdings Common Stock at a price per share equal to the original exercise price of such Modtech Options.

         (c) Except as set forth in this Section 2.6, any and all rights under any provisions of the Modtech Stock Option Plans or in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Modtech or any Subsidiary thereof shall be canceled as of the Effective Time. As soon as practicable following the date of this Agreement, and, in any event, prior to the Effective Time, the Board of Directors of Modtech (or, if appropriate, the Compensation and Stock Option Committee thereof) and Modtech shall take all action necessary to give effect to the provisions of this Section 2.6 and to ensure that no Person shall have any right under any Modtech Stock Option Plan (or any Modtech Option granted thereunder) following the Effective Time except for the right to exercise Modtech Options for shares of Holdings Common Stock as provided in this Section
2.6. As soon as practicable following the date of this Agreement, and, in any event, prior to the Effective Time, the Board of Directors of Modtech (or, if appropriate, any committee thereof) and Modtech shall take all action necessary to either terminate any other plan, program or arrangement with respect to, including any right to acquire, equity securities of Modtech, or to amend or modify such other plans, programs or arrangements to provide for the issuance of shares of Holdings Common Stock in lieu of equity securities of Modtech or New Modtech.

         2.7 Conversion of SPI Shares . To effectuate the SPI Merger and subject to the terms and conditions of this Agreement:

         (a) At the Effective Time, by virtue of the SPI Merger and without any action on the part of the holder of any securities of the entities involved:

                  (i) Each share of Common Stock, no par value per share, of SPI ("SPI Common Stock"), and each share of Series A-1 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-1 Preferred Stock"), Series A-2 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-2 Preferred Stock"), Series A-3 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-3 Preferred Stock"), Series A-4 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-4 Preferred Stock"), Series A-5 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-5 Preferred Stock") and Series A-6 Convertible Preferred Stock, no par value per share, of SPI ("SPI Series A-6 Preferred Stock") (shares of SPI Common Stock, SPI Series A-1 Preferred Stock, SPI Series A-2 Preferred Stock, SPI Series A-3 Preferred Stock, SPI Series A-4 Preferred Stock, SPI Series A-5 Preferred Stock and SPI Series A-6 Preferred Stock are collectively referred to herein as "SPI Shares") issued and outstanding immediately prior to the Effective Time (other than (x) SPI Shares owned by SPI or any of its Subsidiaries or any other SPI Shares designated as treasury shares (collectively, the "SPI Treasury Shares") and (y) any SPI Dissenting Shares (as defined in
         Section 2.10)) shall be canceled and
         extinguished and be converted into and become a right to receive, at the election of each holder thereof, but subject to the other provisions of this Section 2.7,

                           (A) cash in an amount equal to $49.4097, subject to
                  adjustment as hereinafter provided (the "SPI Per Share Cash Consideration"), or

                           (B) 1.8785 fully paid and nonassessable shares of
                  Holdings Common Stock (the "SPI Exchange Ratio"), subject to adjustment as hereinafter provided (the "SPI Per Share Stock Consideration");

         provided, however, that, subject to the election, allocation and conversion procedures set forth in Section 2.8:

                           (C) no Record Holder of SPI Shares may elect to
                  receive the SPI Per Share Cash Consideration for more than 5.9176% of the aggregate number of SPI Shares held by such Record Holder rounded down to the nearest whole share (provided that Record Holders of SPI Shares electing to receive the SPI Per Share Cash Consideration may receive more than 5.9176% pursuant to the allocation procedures set forth in Section 2.8);

                           (D) only 5.9176% of the aggregate number of SPI
                  Shares outstanding on the Record Date shall be converted into the right to receive the SPI Per Share Cash Consideration (such number of shares, the "SPI Cash Number"); and

                           (E) 94.0728% of the aggregate number of SPI Shares
                  outstanding on the Record Date shall be converted into the right to receive the SPI Per Share Stock Consideration (such number of shares, the "SPI Stock Number").

         (b) At the Effective Time, each SPI Treasury Share shall, by virtue of the SPI Merger and without any action on the part of the holders of any securities of the entities involved, be canceled and extinguished and shall cease to exist, and no exchange or payment shall be made therefor.

         2.8      SPI Election, Allocation and Conversion Procedures .

         (a) Subject to the allocation and conversion procedures set forth in
Section 2.8(b), each Record Holder of SPI Shares will be entitled (i) to elect to receive Holdings Common Stock for some or all of the SPI Shares ("SPI Stock Election Shares") held by such Record Holder, (ii) to elect to receive cash for up to, but not more than, 5.9176% of the SPI Shares ("SPI Cash Election Shares") held by such Record Holder or (iii) to indicate that such Record Holder makes no such election for some or all of the SPI Shares ("SPI No-Election Shares") held by such Record Holder. All Elections pursuant to this Section 2.8(a) shall be made on an Election Form. Any Record Holder who delivers to the Exchange Agent an Election Form electing to receive SPI Cash Election Shares for greater than 5.9176% of the SPI Shares held by such Record Holder shall be deemed to have elected SPI

Cash Election Shares for only 5.9176% of the SPI Shares held by such Record Holder. Any SPI Shares with respect to which the Record Holder thereof shall not, as of the Election Deadline, have properly submitted to the Exchange Agent a properly completed Election Form shall be deemed to be SPI No-Election Shares. A Record Holder acting in different capacities or acting on behalf of other Record Holders in any way shall be entitled to submit an Election Form for each capacity in which such Record Holder so acts with respect to each Record Holder for which it so acts.

         (b) Not later than two business days after the Election Deadline, Holdings shall cause the Exchange Agent to effect the allocations and conversions among the Record Holders of SPI Shares of rights to receive the SPI Per Share Stock Consideration or the SPI Per Share Cash Consideration in the SPI Merger as follows:

                  (i) If the number of SPI Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the SPI Stock Number, then

                           (A) all SPI Cash Election Shares shall be deemed, as
                  of the Effective Time, to have become and been converted into the right to receive the SPI Per Share Cash Consideration,

                           (B) the Exchange Agent shall convert (pro rata
                  according to the total number of SPI Stock Election Shares held by each Record Holder who has elected to receive the SPI Per Share Cash Consideration) into SPI Cash Election Shares ("Converted SPI Stock Election Shares") a sufficient number of SPI Stock Election Shares held by those Record Holders who have elected to receive the SPI Per Share Cash Consideration such that the remainder of (x) the SPI Stock Election Shares less (y) the Converted SPI Stock Election Shares shall equal as closely as practicable the SPI Stock Number, and all Converted SPI Stock Election Shares shall be deemed, as of the Effective Time, to have become and been converted into the right to receive the SPI Per Share Cash Consideration,

                           (C) if the remainder of the SPI Stock Election Shares
                  less the Converted SPI Stock Election Shares is greater than the SPI Stock Number, the Exchange Agent shall convert (pro rata according to each Record Holder's total number of SPI No-Election Shares) into Cash Election Shares ("Converted SPI No-Election Shares") a sufficient number of SPI No-Election Shares such that the remainder of (x) the SPI Stock Election Shares less (y) the Converted SPI Stock Election Shares and less the Converted SPI No-Election Shares shall equal as closely as practicable the SPI Stock Number, and all Converted SPI No-Election Shares shall be deemed, as of the Effective Time, to have become and been converted into the right to receive the SPI Per Share Cash Consideration, and

                           (D) the SPI No-Election Shares and the SPI Stock
                  Election Shares that are not Converted SPI Stock Election Shares or Converted SPI No-Election Shares shall be deemed, as of the Effective Time, to have become and been converted into the right to receive the SPI Per Share Stock Consideration.

         (c) On the Mailing Date, Holdings shall mail an Election Form and a Letter of Transmittal to each Record Holder of SPI Shares. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than the Election Deadline and must be accompanied by the certificates representing all the SPI Shares ("SPI Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organization). Holdings shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of Holdings (or of the Exchange Agent) shall be conclusive and binding. Neither Holdings nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent, except that if Holdings determines not to disregard a defect, Holdings shall notify SPI of such defect and provide a reasonable opportunity for the defect to be cured by the subject Record Holder. The Exchange Agent shall also make, and Holdings shall verify, all computations contemplated by this Section 2.8, and all such computations shall be conclusive and binding on the Record Holders of SPI Shares, absent manifest error. The Exchange Agent shall promptly provide SPI with a copy of the completed computation. SPI Shares covered by an Election Form which is not effective shall be deemed to be SPI No-Election Shares. Once an Election is made, it may not be revoked unless such revocation has been communicated in writing to the Exchange Agent prior to the Election Deadline.

         (d) No fractional interests in shares of Holdings Common Stock, and no certificates representing such fractional interests, shall be issued upon the surrender for exchange of SPI Certificates or upon the exercise of SPI Options. In lieu of any fractional share, Holdings shall pay to each Record Holder of SPI Shares, or to the holder of an SPI Option upon the exercise thereof, who otherwise would be entitled to receive a fractional interest in a share of Holdings Common Stock an amount of cash (without interest) determined by multiplying (i) the closing price of Modtech Common Stock on the last trading day on Nasdaq prior to the Closing Date by (ii) the fractional interest to which such Record Holder would otherwise be entitled.

         2.9      Additional Exchange Procedures.

         (a) The Letter of Transmittal which accompanies the Election Form (which shall specify that delivery shall be effected and the risk of loss and title to the SPI Certificates (and the SPI Shares and consideration therefor represented by such SPI Certificates) shall pass after the Effective Time only upon proper delivery of such SPI Certificates to the Exchange Agent) will advise the Record Holders of SPI Certificates of the procedure for surrendering to the Exchange Agent, SPI Certificates in exchange for either the certificates representing the SPI Per Share Stock Consideration or the SPI Per Share Cash Consideration (either, "SPI Merger Consideration").

         (b) Each Record Holder of SPI Shares that have been converted into a right to receive the SPI Merger Consideration shall, upon surrender to the Exchange Agent of a SPI Certificate or Certificates together with a properly completed Letter of Transmittal, be entitled to receive the SPI Merger Consideration as provided herein.

         (c) Until so surrendered, each SPI Certificate, and each SPI Share represented thereby, shall, at and after the Effective Time, represent for all purposes only the right to receive the SPI Merger Consideration as provided herein, and nothing else, subject to applicable law in the case of SPI Dissenting Shares.

         (d) If any of the SPI Merger Consideration is to be issued to a person other than the Record Holder of the SPI Shares formerly represented by the SPI Certificate or Certificates surrendered with respect thereto, it shall be a condition to such issuance that the SPI Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a person other than the Record Holder of such SPI Shares or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         (e) At and after the Record Date, there shall be no further registration or transfers of SPI Shares (other than transfers by operation of law), and the stock ledgers of SPI shall be closed. After the Effective Time, SPI Certificates presented to the Exchange Agent for transfer shall be canceled and exchanged for the SPI Merger Consideration provided for, without interest, and in accordance with the procedures set forth, in this Article 2.

         (f) One hundred eighty (180) days after the Effective Time, any Holdings Common Stock or cash made available to the Exchange Agent that remains unclaimed by the Record Holders of SPI Shares shall be returned to Holdings, upon its demand therefor. Any such Record Holder who has not delivered SPI Certificates to the Exchange Agent in accordance with this Section 2.9 prior to that time shall thereafter look only to the Holdings (and only as general creditors thereof) for the SPI Merger Consideration in respect of any SPI Shares formerly requested thereby. Notwithstanding the foregoing, neither Holdings nor the Exchange Agent shall be liable to any Record Holder of SPI Shares for any securities delivered or any cash paid to a public official pursuant to applicable escheat or abandoned property laws or for any securities or cash retained by Holdings as permitted by any such law.

         (g) No dividends, interest or other distributions with respect to the SPI Merger Consideration shall be paid to the holder of any unsurrendered SPI Certificates until such SPI Certificates are surrendered as provided in this
Section 2.9. Upon such surrender, there shall be paid, without interest, to the person in whose name any SPI Per Share Stock Consideration is registered, all dividends and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

         (h) In the event that any SPI Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in respect of such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the SPI Merger Consideration as may be provided pursuant to this Agreement; provided, however, that Holdings may, in its sole discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver an indemnity agreement or a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdings, New SPI or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

         (i) If the Record Holder of any SPI Shares shall become entitled to receive payment for such shares pursuant to Sections 7-113-101 through 7-113-302 of the CBCA and Section 2.10, such payment shall be made by Holdings in accordance with Section 2.10.

         (j) (i) Payments of SPI Per Share Cash Consideration and payments in lieu of fractional shares shall be made by check mailed by the Exchange Agent at the Effective Time, and (ii) certificates representing SPI Per Share Stock Consideration shall be delivered by hand or mailed by certified mail, return receipt requested, at the Effective Time; provided the SPI Certificates have been provided by the surrendering shareholder to the Exchange Agent in compliance with Section 2.9. At the time of such payment or mailing, a statement setting forth in reasonable detail the calculation of the SPI Merger Consideration being paid to each Record Holder shall also be mailed to each Record Holder. Risk of loss shall remain on Holdings until such certificate for Holdings Common Stock is actually received by the surrendering shareholder.

         2.10     Dissenting SPI Shares.

         (a) Notwithstanding any provision of this Agreement to the contrary, any SPI Shares held by a holder who has demanded and perfected his demand for the fair value of his shares in accordance with Sections 7-113-101 through 7-113-302 of the CBCA and as of the Effective Time has neither effectively withdrawn nor lost his right to demand such fair value (a "Dissenting SPI Shareholder") shall not represent a right to receive any part of the SPI Merger Consideration, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the CBCA.

         (b) Notwithstanding any provision of this Agreement to the contrary, if any Dissenting SPI Shareholder demanding the fair value of such Dissenting SPI Shareholder's SPI Shares ("Dissenting SPI Shares") under the CBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to a determination of the fair market value of his shares, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting SPI Shares shall automatically be converted into and represent only the right to receive the fair market value of such Dissenting SPI Shares upon surrender of the certificate or certificates representing such Dissenting SPI Shares.

         (c) SPI shall give Modtech prompt notice of any demands by a Dissenting SPI Shareholder for payment, or notices of intent to demand payment received by SPI under the CBCA, and Modtech shall have the right to participate in all negotiations and proceedings with respect to such demands. SPI shall not, except with the prior written consent of Modtech (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

         2.11     SPI Options.

         (a) At the Effective Time, adjustments shall be made to the then outstanding options to purchase SPI Shares (each, an "SPI Option"), such that seventy-five percent (75%) of the then outstanding SPI Options (which theretofore have been granted under SPI's Second Amended and Restated 1997 Stock Option Plan (the "SPI Stock Option Plan")) shall become vested.

         (b) At the Effective Time, after giving effect to the adjustment contemplated by Section 2.10(a), on an aggregate basis per holder of SPI
Options:

                  (i) 5.9176% of all SPI Options held by such holder which are vested and exercisable shall be converted into the right to receive $49.4097 per share in cash (less the applicable per share exercise price of each such SPI Option and less applicable withholding taxes); and

                  (ii) each remaining SPI Option held by such holder, whether vested or unvested, shall be converted into an option to acquire, on substantially the same terms and conditions as were applicable under such SPI Option immediately prior to the Effective Time, except as otherwise set forth in this Section 2.10, for each SPI Share subject to such SPI Option, 1.8785 shares of Holdings Common Stock at a price per share (rounded upward to the nearest whole cent) equal to (i) the aggregate exercise price for SPI Shares purchasable pursuant to such SPI Option (without regard to vesting provisions) divided by (ii) the number of full shares of Holdings Common Stock deemed purchasable pursuant to such SPI Option.

         (c) Except as set forth in this Section 2.11, any and all rights under any provisions of the SPI Stock Option Plans or in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of SPI or any Subsidiary thereof shall be canceled as of the Effective Time. As soon as practicable following the date of this Agreement, and, in any event, prior to the Effective Time, the Board of Directors of SPI (or, if appropriate, the Compensation and Stock Option Committee thereof) and SPI shall take all action necessary to give effect to the provisions of this
Section 2.11 and to ensure that no Person shall have any right under any SPI Stock Option Plan (or any SPI Option granted thereunder) following the Effective Time except for the right to exercise SPI Options for shares of Holdings Common Stock as provided in this Section 2.11. As soon as practicable following the date of this Agreement, and, in any event, prior to the Effective Time, the Board of Directors of SPI (or, if appropriate, any committee thereof) and SPI shall take all action necessary to either terminate any other plan, program or arrangement with respect to, including any right to acquire, equity securities of SPI, or to amend or modify such other plans, programs or arrangements to provide for the issuance of shares of Holdings Common Stock in lieu of equity securities of SPI or New SPI.

         2.12     SPI Warrants.

         (a) All outstanding warrants to purchase SPI Shares (each, an "SPI Warrant"), shall be deemed exercised immediately prior to the Effective Time.

         (b) At the Effective Time:

                  (i) 5.9176% of all SPI Warrants held by each holder of SPI Warrants shall be converted into the right to receive $49.4097 per share in cash (less the applicable per share exercise price of each such SPI Warrant); and

                  (ii) each remaining SPI Warrant held by such holder, upon the payment by the holder of the exercise price thereof, shall be converted into the right to receive 1.8785 shares of Holdings Common Stock.

         2.13 Cancellation of Shares. All shares of Holdings Common Stock outstanding immediately prior to the Effective Time will be canceled.

         2.14 No Transfer after the Effective Time. No transfers of Modtech Shares will be made on the stock transfer books of Modtech, and no transfers of SPI Shares will be made on the books of SPI, after the close of business on the day prior to the date of the Effective Time.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF MODTECH

         Modtech hereby represents and warrants to SPI as follows:

         3.1 Existence; Good Standing; Corporate Authority. Modtech and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the power and authority to own and operate its businesses as presently conducted. Section 3.1 of the Disclosure Schedule sets forth the state of incorporation of Modtech and each of its Subsidiaries, and lists each jurisdiction in which Modtech and each of its Subsidiaries is qualified as a foreign corporation. Modtech and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary, except for such failures of Modtech and any of its Subsidiaries to be so qualified as would not have a Material Adverse Effect. Modtech has previously provided SPI with true and correct copies of its articles of incorporation and bylaws and the charter documents and bylaws or other organizational documents of each of its Subsidiaries, as currently in effect.

         3.2 Authorization; Validity and Effect of Agreement. Modtech has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, every other document or agreement to be executed by Modtech under this Agreement (each a "Modtech Transaction Document") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Modtech and the performance by Modtech of its obligations hereunder, the execution and delivery of each of the Modtech Transaction Documents by Modtech and the performance of its obligations thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Modtech and all other necessary corporate action on the part of Modtech, other than the adoption and approval of this Agreement by the stockholders of Modtech, and no other corporate proceedings on the part of Modtech are necessary to authorize this Agreement, the Modtech Transaction Documents and the transactions contemplated hereby and thereby (assuming due authorization, execution and delivery by the other party or parties thereto). The Board of Directors of Modtech has approved for the purposes of Section 1101 of the CGCL the agreement of merger contained in this Agreement and the Modtech Merger. This Agreement has been duly and validly executed and delivered by Modtech and constitutes a legal, valid and binding obligation of Modtech, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. Each Modtech Transaction Document has been, or, as of the Effective Time, will have been, duly and validly authorized, executed and delivered by Modtech, and constitutes or will constitute as of such time a legally valid and binding obligation of Modtech, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         3.3 Capitalization. The authorized capital stock of Modtech consists of 20,000,000 shares of Modtech Common Stock and 5,000,000 shares of preferred stock having a par value of $0.01 per share ("Modtech Preferred Stock"), none of which shares have been designated. As of the date hereof, 9,871,409 shares of Modtech Common Stock and no shares of Modtech Preferred Stock are issued and outstanding. As of the date hereof, Modtech Options to acquire 1,625,658 Modtech Shares are outstanding, 1,219,244 of which will be vested as of the Effective Time in accordance with Section 2.06. All of the issued and outstanding Modtech Shares are validly issued, fully paid and non-assessable and no class of Modtech stock is entitled to preemptive rights. As of the date hereof, except for Modtech Stock Option Plans, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require Modtech to issue or sell shares of Modtech Common Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Modtech Common Stock or any other equity securities of Modtech or any of its Subsidiaries. Modtech has no commitments or obligations to purchase or redeem any shares of Modtech Common Stock. Set forth in Section 3.3 of the Disclosure Schedule is a complete list of the Modtech Options held by the executive officers of Modtech which are outstanding as of the date hereof, which list sets forth, for each such holder of a Modtech Option, the number of Modtech Shares subject thereto, the number of vested options, the exercise price and the expiration date thereof.

         3.4 Subsidiaries. Set forth in Section 3.4 of the Disclosure Schedule is a complete list of Modtech's Subsidiaries. All of the outstanding shares of capital stock of each of Modtech's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights or rights of first refusal. Except as set forth in Section 3.4 of the Disclosure Schedule, Modtech owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of Modtech or which would require any Subsidiary of Modtech to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

         3.5 Other Interests. Except as set forth in Section 3.4 of the Disclosure Schedule, neither Modtech nor any of Modtech's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than Modtech Subsidiaries).

         3.6      No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Modtech Transaction Documents, nor the performance by Modtech of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby or thereby, will: (i) assuming receipt of the Modtech Stockholder Approvals (as defined below), conflict with Modtech's articles of incorporation or bylaws;
(ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation applicable to Modtech or any of its Subsidiaries or any of their Properties or assets; or
(iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Modtech or any of its Subsidiaries, or result in the creation or imposition of any Encumbrance upon any Properties, assets or business of Modtech or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Modtech or any of its Subsidiaries is a party or by which Modtech or any of its Subsidiaries or any of their respective assets or Properties is bound or encumbered, or give any Person the right to require Modtech or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in each case, for such violations, conflicts, defaults or other occurrences which would not have, and would not reasonably be expected to have, a Material Adverse Effect.

         (b) Except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and state securities or "blue sky" laws ("Blue Sky Laws"), (ii) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iii) for the filing of certificates of merger pursuant to the CGCL, (iv) for the Modtech Stockholder Approvals (as defined below) or (v) with respect to matters set forth in Sections 3.6(a) or 3.6(b) of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person is required to be made or obtained by Modtech or its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the Modtech Transaction Documents and the consummation of the transactions contemplated hereby and thereby except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not have a Material Adverse Effect.

         3.7 Compliance. Modtech and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have a Material Adverse Effect. Neither Modtech nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not have a Material Adverse Effect. Set forth in Section 3.7 of the Disclosure Schedule is a complete list of all material permits, licenses and franchises from governmental agencies held by Modtech and its Subsidiaries. Modtech and its Subsidiaries have all material permits, licenses and franchises from governmental agencies required to conduct their respective businesses as they are now being conducted and all such permits, licenses and franchises will remain in effect after the Effective Time, except for such failures to remain effective that would not have a Material Adverse Effect.

         3.8      SEC Documents.

         (a) Set forth in Section 3.8 of the Disclosure Schedule is a complete list of all registration statements, proxy or information statements, forms, reports and other documents required to be filed by Modtech with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, the "Modtech SEC Reports"). Modtech has delivered or made available to SPI true and complete copies of each SEC Reports. As of their respective dates, the Modtech SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by Modtech with the SEC after the date of this Agreement (i) complied or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         (b) Neither Modtech nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Modtech or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Modtech as of June 30, 1998 and (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since June 30, 1998 which would not have a Material Adverse Effect.

         3.9 Litigation. Except as set forth in Section 3.9 of the Disclosure Schedule, there is no Action instituted, pending or, to the best knowledge of Modtech, threatened, which, if adversely decided, would, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree, or injunction or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency which has or would have a Material Adverse Effect.

         3.10     Absence of Certain Changes.

         (a) Except for the transactions expressly contemplated hereby, since August 14, 1998, Modtech and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any change in Modtech's business, operations, condition (financial or otherwise), results of operations, business prospects, assets, liabilities, working capital or reserves, except for changes contemplated hereby or changes which have not had a Material Adverse Effect. From August 14, 1998 through the date of this Agreement, neither Modtech nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof.

         (b) Since December 31, 1997, to the best knowledge of Modtech, there has been no change in (i) the demand in the California public school system for the products manufactured and sold by Modtech and its Subsidiaries, (ii) the competitive environment in which Modtech and its Subsidiaries conduct business,
(iii) the regulatory standards or guidelines applicable to the business conducted by Modtech and its Subsidiaries, (iv) the legislation applicable to the business conducted by Modtech and its Subsidiaries, (v) the relationship between Modtech or its Subsidiaries on the one hand, and any customers or suppliers of Modtech or its Subsidiaries or the owners of any Properties utilized by Modtech or its Subsidiaries on the other hand, any of which would have a Material Adverse Effect.

         3.11     Environmental Matters.

         (a) There are no existing uncured notices of noncompliance, notices of violation, administrative actions, or lawsuits against Modtech or any of its Subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials at any of the Properties, nor has Modtech received any uncured notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (b) To the best knowledge of Modtech, there have been no spills or releases of Hazardous Materials at any of the Properties in excess of quantities reportable under Environmental Laws, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (c) There are no consent decrees, consent orders, judgments, judicial or administrative orders, or Encumbrances by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which regulate, obligate, or bind Modtech or any of its Subsidiaries, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, no Properties or Facilities are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials.

         3.12 Real Properties. Section 3.12 of the Disclosure Schedule lists all Properties owned by Modtech and its Subsidiaries and all Leased Real Estate leased by Modtech or any of its Subsidiaries. Except as set forth in Section
3.12 of the Disclosure Schedule, neither Modtech nor any of its Subsidiaries currently owns, and neither Modtech nor any of its Subsidiaries or any of their respective predecessors have ever owned, fee title to any Properties. Modtech has delivered or caused to be delivered to SPI complete and accurate copies of the Leases which relate to the Leased Real Estate, together with all amendments or supplements thereto. Modtech has not received written notice of condemnation or eminent domain proceedings pending or threatened against any Leased Real Estate. Except as disclosed in Section 3.12 of the Disclosure Schedule, Modtech has not received any notice from any city, village or other Person of any zoning, ordinance, building, fire or health code or other legal violation in respect of any Leased Real Estate. The Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms;
(i) no amount payable under any Lease is past due; (ii) Modtech is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under each Lease and is not aware of the failure by any other party to any Lease to comply in all material respects with all of its commitments and obligations; (iii) Modtech has not received any written notice
(A) of a default, offset or counterclaim under any Lease, or, any other communication calling upon it to comply with any provision of any Lease or asserting noncompliance, or asserting Modtech has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of Modtech or, to the best knowledge of Modtech, any other party, or (B) of any Action against any party under any Lease which if adversely determined would result in such Lease being terminated or cut off; and (iv) Modtech has not assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease.

         3.13 Tangible Personal Property. Except as disclosed in Section 3.13 of the Disclosure Schedule, Modtech and its Subsidiaries (i) have good and valid title to all the tangible personal property material to its business and reflected in the latest audited financial statements included in Modtech SEC Reports as being owned by Modtech and its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except Permitted Encumbrances, and (ii) are collectively the lessee of all tangible personal property material to Modtech's business and reflected as leased in the latest audited financial statements included in Modtech SEC Reports (or on the books and records of Modtech as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms or that have been transferred in the ordinary course of business) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to Modtech's knowledge, the lessor. Each of Modtech and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted.

         3.14 Intellectual Property. Section 3.14 of the Disclosure Schedule sets forth a listing of all intellectual property rights utilized by Modtech or its Subsidiaries other than intellectual property rights relating to the plans and designs for structures manufactured by Modtech and its Subsidiaries. The ownership, operation and conduct by Modtech and its Subsidiaries of its business, as presently owned, operated, and conducted, does not infringe upon or conflict in any respect with any patent, copyright, trademark, trade name, service mark, brand name, any related regulations or other intellectual property rights of any other Person, and to the knowledge of Modtech no other Person is infringing upon any such rights of Modtech and its Subsidiaries, in each case, other than as set forth in Section 3.14 of the Disclosure Schedule.

         3.15 Absence of Changes in Modtech Benefit Plans. Section 3.15 of the Disclosure Schedule sets forth a listing of all Modtech Benefit Plans (as defined below). Except as required under this Agreement, since December 31, 1997, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any Modtech Options under the Modtech Option Plans (including any discretionary acceleration of the exercise periods or vesting by Modtech's Board of Directors or any committee thereof or any other persons administering the Modtech Option Plans) or authorization of cash payments in exchange for any Modtech Options under the Modtech Option Plan, (ii) any adoption or material amendment by Modtech or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of Modtech or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by Modtech or any of its Subsidiaries (collectively, "Modtech Benefit Plans"), or (iii) any adoption of, or amendment to, or change in employee participation or coverage under, any Modtech Benefit Plans which would increase materially the expense of maintaining such Modtech Benefit Plans above the level of the expense incurred in respect thereof for the year ended December 31, 1997.

         3.16     ERISA Compliance.

         (a) Section 3.16(a) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (defined in Section 3(l) of ERISA) and all other Modtech Benefit Plans. With respect to each Modtech Benefit Plan, Modtech has delivered or made available to SPI a true, correct and complete copy of: (A) each writing constituting a part of such Modtech Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the United States Internal Revenue Service, if any.

         (b) Section 3.16(b) of the Disclosure Schedule identifies each Modtech Benefit Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

         (c) Modtech and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code, and all laws and regulations applicable to the Modtech Benefit Plans of which the failure to comply with would have a Material Adverse Effect. No prohibited transaction has occurred with respect to any Modtech Benefit Plan. All contributions required to be made to any Modtech Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Modtech Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in Modtech SEC Reports.

         (d) No Modtech Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of Modtech, its Subsidiaries and their respective ERISA Affiliates (as defined below) has at any time since September 2, 1974, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a liability of Modtech or any of its Subsidiaries following the Closing. "ERISA Affiliate" for purposes of this Section means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. "Controlled Group Liability" for purposes of this Section means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Modtech Benefit Plans.

         (e) Except as set forth in Modtech SEC Reports or in Section 3.16(e) of the Disclosure Schedule, neither Modtech nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Modtech and its Subsidiaries.

         (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of Modtech or any of its Subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by Modtech or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         (g) No labor organization or group of employees of Modtech or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of Modtech, threatened against or involving Modtech or any of its Subsidiaries.

         (h) There are no pending or, to Modtech's knowledge, threatened claims, and the fiduciaries of the Modtech Benefit Plans have not advised Modtech that with respect to their duties to the Modtech Benefit Plans or the assets or any of the trusts under any of the Modtech Benefit Plans, there are any pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Modtech Benefit Plans, which could reasonably be expected to result in any material liability of Modtech or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer benefit plan.

         3.17     Taxes.

         (a) Modtech and its Subsidiaries have duly prepared and filed federal, state, local and foreign Returns which were required to be filed by or in respect of Modtech and its Subsidiaries, or any of their Properties, income and/or operations. As of the time they were filed, such Returns accurately reflected the material facts regarding the income, business, Assets, operations, activities, status of the entity on whose behalf the Return was filed, and any other information required to be shown thereon. No extension of time within which Modtech or any of its Subsidiaries may file any Return is currently in force.

         (b) With respect to all amounts in respect of Taxes imposed on Modtech or any of its Subsidiaries or for which Modtech or any of its Subsidiaries is or could be liable, whether to taxing authorities or to other Persons, all material amounts required to be paid by or on behalf of Modtech or any of its Subsidiaries to taxing authorities or others have been paid.

         (c) Except as set forth in Section 3.17(c) of the Disclosure Schedule, Modtech has not been advised that there is any review or audit in process by any taxing authority of any Tax liability of Modtech or any of its Subsidiaries currently in progress. Modtech and its Subsidiaries have not received any written notice of any pending or threatened audit by the Internal Revenue Service or any state, local or foreign agency of any Returns or Tax liability of Modtech or any of its Subsidiaries for any period. Modtech and its Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of Modtech or any of its Subsidiaries nor, to the knowledge of Modtech, is there reason to believe that any material deficiency will be assessed.

         (d) No agreements are in force or are currently being negotiated by or on behalf of Modtech or any of its Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of Modtech or any Subsidiaries are currently pending.

         (e) Modtech and its Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper Taxing authorities within the time required under any applicable Tax law.

         (f) There are no Encumbrances for Taxes, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any Assets owned by Modtech or its Subsidiaries, except for Encumbrances for Taxes that are not yet due and payable. None of the Assets owned by Modtech or its Subsidiaries is property that is required to be treated as being owned by any other Person pursuant to the safe harbor lease provisions of former Section 168(f)(8) of the Code. None of the assets owned by Modtech or its Subsidiaries directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code. None of the Assets owned by Modtech or its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of Modtech or any of its Subsidiaries is a person other than a United States person within the meaning of the Code.

         (g) Neither Modtech nor any of its Subsidiaries is a party to any agreement, contract, or arrangement for compensating any employee that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including Modtech Shares or other Equity Interests) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

         (h) Neither Modtech nor any of its Subsidiaries anticipate the assessment of any additional Taxes against Modtech or any of its Subsidiaries nor is Modtech or any of its Subsidiaries aware of any unresolved questions, claims or disputes concerning the liability for Taxes of Modtech or any of its Subsidiaries which would exceed by more than $1,000,000 the reserves established on the consolidated balance sheet of Modtech as of June 30, 1998.

         3.18     Contracts; Debt Instruments.

         (a) Except as otherwise disclosed in Section 3.18 of the Disclosure Schedule, neither Modtech nor any of its Subsidiaries is a party to or subject to:

                  (i) any collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of Modtech and its Subsidiaries;

                  (ii) any employment, consulting, severance, termination, or indemnification agreement, contract or arrangement, including any oral agreement, contract or arrangement which requires the payment of over $75,000, with any current or former officer, consultant, director or employee;

                  (iii) any lease for real or personal property in which the amount of payments which Modtech is required to make, or is expected to receive, on an annual basis exceeds $50,000;

                  (iv) any agreement, contract, instrument, arrangement or commitment to repurchase assets previously sold or leased, or to indemnify or otherwise compensate the purchaser in respect thereof;

                  (v) any agreement, contract, policy, license, document, instrument, arrangement or commitment that materially limits the freedom of Modtech or any of its Subsidiaries to compete in any line of business;

                  (vi) any agreement or contract relating to any outstanding commitment for material capital expenditures, or any partially or fully executory agreement or contract relating to the acquisition or disposition of rights or assets other than those entered into in the ordinary course consistent with past practices;

                  (vii) any sale-leaseback, conditional sale, exclusive dealing, brokerage, finder's fee contract or agreement; or

                  (viii) any other agreement, contract, policy, license, document, instrument, arrangement or commitment not made in the ordinary course of business which is material to Modtech and its Subsidiaries taken as a whole and which is not otherwise disclosed in the Disclosure Schedules.

         (b) None of Modtech, its Subsidiaries and, to the knowledge of Modtech, none of the other parties to any of the contracts and agreements identified in Sections 3.18(a) and (c) of the Disclosure Schedule or otherwise disclosed in Modtech SEC Reports is in default under or has terminated any such contract or agreement, or in any way expressed to Modtech an intent to materially reduce or terminate the amount of its business with Modtech or any of its Subsidiaries in the future.

         (c) Set forth in Section 3.18(c) of the Disclosure Schedule is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of Modtech or any of its Subsidiaries is outstanding or may be incurred, (B) the respective principal amounts currently outstanding thereunder, and (C) any interest rate swaps, caps, floors or option agreements or similar interest rate risk management agreements. Except as set forth in Section 3.18(c) of the Disclosure Schedule, all such indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such indebtedness (which, except as set forth in Section 3.18(c)of the Disclosure Schedule, do not require a notice period of more than thirty days). For purposes of this Section 3.18(c), "indebtedness" shall mean, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid,
(D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (F) all capitalized lease obligations of such Person,
(G) all indebtedness of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person, (J) all obligations of such Person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and
(K) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other person.

         3.19 Insurance. Modtech and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Modtech that are customary for companies of similar size and financial condition which conduct similar businesses. All such policies are in full force and effect, all premiums due thereon have been paid and Modtech has complied with the provisions of such policies with respect to which the failure to comply with would result in a cancellation of such policies. Neither Modtech nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Modtech and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or material modification of any of the methods of doing business, will be required.

         3.20 Interests of Officers and Directors. Except as disclosed in Modtech SEC Reports, neither any of Modtech's or any of its Subsidiaries' officers, directors or material shareholders, nor any member of their respective immediate families or any entity with respect to which any such person is an Affiliate, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Modtech or its Subsidiaries, or any other business relationship with Modtech or any of its Subsidiaries.

         3.21 No Brokers. Except as set forth in Section 3.21 of the Disclosure Schedule, no broker, finder, investment banker, or other Person or firm is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Modtech, any of its Subsidiaries or any of their respective directors, officers or employees.

         3.22 Customers. Section 3.22 of the Disclosure Schedule sets forth a list of the names of the twenty (20) most significant jobs (by revenue) of Modtech and its Subsidiaries for goods or products ordered from Modtech or any of its Subsidiaries and the amount of revenue accrued for each such job completed or in progress during the nine-month period ended September 1, 1998. Neither Modtech nor any of its Subsidiaries has received any notice that any significant customer of Modtech or any of its Subsidiaries has ceased, will cease, or has significantly reduced, or will significantly reduce its ordering of goods or products from Modtech or any of its Subsidiaries, nor are Modtech or any of its Subsidiaries aware of any circumstances that could reasonably be anticipated to cause any such reduction or cessation of orders.

         3.23 Suppliers. Section 3.23 of the Disclosure Schedule sets forth a list of the names of the fifteen (15) most significant suppliers of raw materials and other goods to Modtech and its Subsidiaries for the nine-month period ended September 1, 1998. Neither Modtech nor any of its Subsidiaries has received any notice that any such supplier will cease selling raw materials or other goods to them at any time after the Closing or materially alter the terms of such sales (other than normal price increases), nor is Modtech or any of its Subsidiaries aware of any circumstances that could reasonably be anticipated to cause such suppliers to make such changes.

         3.24 Employees. To the best knowledge of Modtech, no executive, key employee or group of employees has any plans to terminate employment with Modtech or any of its Subsidiaries.

Neither Modtech nor any of its Subsidiaries is a party to or bound by a collective bargaining agreement, nor does Modtech have any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of Modtech or its Subsidiaries.

         3.25 Product Liability. Each product manufactured by Modtech or any of its Subsidiaries has been manufactured, sold, delivered and installed in all material respects in accordance with applicable plans, specifications, laws (including building codes and regulations) and applicable industry standards.

         3.26 Information in Joint Proxy Statement/Prospectus and Form S-4. Information supplied by Modtech or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Joint Proxy Statement/Prospectus (as hereinafter defined) (or any amendment thereof or supplement thereto), at the date mailed to Modtech stockholders and SPI stockholders and at the time of the respective meetings of the Modtech stockholders and of the SPI stockholders contemplated hereby, and (ii) the Form S-4 (as hereinafter defined) at any time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at any time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         3.27 Disclosure. The representative and warranties of Modtech contained in this Agreement are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Modtech which has not been disclosed to SPI in the Disclosure Schedule and Modtech SEC Reports, taken as a whole, which has had, or would reasonably be expected to have, a Material Adverse Effect.

         3.28 Fairness Opinion. Modtech has engaged Donaldson, Lufkin &
Jenrette Securities Corporation ("DLJ") who has rendered an opinion to the effect that, from a financial point of view, the Modtech Merger Consideration to be received by the holders of Modtech Shares pursuant to this Agreement is fair to such holders of Modtech Shares (the "Fairness Opinion").

         3.29 Year 2000 Matters. To the best knowledge of Modtech, the information systems utilized by Modtech and each of its Subsidiaries are capable of properly recognizing date sensitive information when the year changes to 2000, and as such, the year change to 2000, as it relates to the information systems of Modtech and its Subsidiaries, will not result in a material disruption of the business of Modtech or any of its Subsidiaries.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF SPI

         SPI hereby represents and warrants to Modtech as follows:

         4.1 Existence; Good Standing; Authority. SPI and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the power and authority to own and operate its businesses as presently conducted. Section 4.1 of the Disclosure Schedule sets forth the state of incorporation of SPI and each of its Subsidiaries, and lists each jurisdiction in which SPI and each of its Subsidiaries is qualified as a foreign corporation. SPI and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its Properties or the nature of its activities makes such qualification necessary, except for such failures of SPI and any of its Subsidiaries to be so qualified as would not have a Material Adverse Effect. SPI has previously provided Modtech with true and correct copies of its articles of incorporation and bylaws and the charter documents and bylaws or other organizational documents of each of its Subsidiaries, as currently in effect.

         4.2 Authorization; Validity and Effect of Agreement. SPI has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, every other document or agreement to be executed by SPI under this Agreement (each an "SPI Transaction Document") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by SPI and the performance by SPI of its obligations hereunder, the execution and delivery of each of the SPI Transaction Documents by SPI and the performance of its obligations thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of SPI and all other necessary corporate action on the part of SPI, other than the adoption and approval of this Agreement by the stockholders of SPI, and no other corporate proceedings on the part of SPI are necessary to authorize this Agreement, the SPI Transaction Documents and the transactions contemplated hereby and thereby (assuming due authorization, execution and delivery by the other party or parties thereto). The Board of Directors of SPI has approved for the purposes of Section 7-111-101 of the CBCA the agreement of merger contained in this Agreement and the SPI Merger. This Agreement has been duly and validly executed and delivered by SPI and constitutes a legal, valid and binding obligation of SPI, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. Each SPI Transaction Document has been, or, as of the Effective Time, will have been, duly and validly authorized, executed and delivered by SPI, and constitutes or will constitute as of such time a legally valid and binding obligation of SPI, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

         4.3 Capitalization. The authorized capital stock of SPI consists of 6,000,000 shares of SPI Common Stock, 1,100,000 shares of Series A-1 Preferred Stock, 1,000,000 shares of Series A-2 Preferred Stock, 400,000 shares of Series A-3 Preferred Stock, 155,000 shares of Series A-4 Preferred Stock, 540,000 shares of Series A-5 Preferred Stock and 67,000 shares of Series A-6 Preferred Stock. As of the date hereof, 333,614 shares of SPI Common Stock, 994,335 shares of Series A-1 Preferred Stock, 272,051 shares of Series A-2 Preferred Stock, no shares of Series A-3 Preferred Stock, 133,334 shares of Series A-4 Preferred Stock, 500,000 shares of Series A-5 Preferred Stock and 62,333 (subject to adjustment as set forth in Section 4.3 of the Disclosure Schedule) shares of Series A-6 Preferred Stock are issued and outstanding. As of the date hereof, SPI Options to acquire 217,085 (subject to adjustment as set forth in Section
4.3 of the Disclosure Schedule) SPI Shares are outstanding, 162,814 of which will be vested as of the Effective Time in accordance with Section 2.11, and warrants to acquire 320,829 SPI Shares are outstanding, all of which are currently exercisable. All of the issued and outstanding SPI Shares are validly issued, fully paid and non-assessable and no class of SPI stock is entitled to preemptive rights. As of the date hereof, except for the SPI Stock Option Plan, and except as set forth in Section 4.3 of the Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require SPI to issue or sell shares of SPI Common Stock, SPI Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for SPI Shares or any other equity securities of SPI or any of its Subsidiaries. Except as set forth in Section 4.3 of the Disclosure Schedule, SPI has no commitments or obligations to purchase or redeem any SPI Shares. Set forth in Section 4.3 of the Disclosure Schedule is a complete list of the SPI Options held by the executive officers of SPI which are outstanding as of the date hereof, which list sets forth, for each such holder of an SPI Option, the number of SPI Shares subject thereto, the number of vested options, the exercise price and the expiration date thereof.

         4.4 Subsidiaries. Set forth in Section 4.4 of the Disclosure Schedule is a complete list of SPI's Subsidiaries. All of the outstanding shares of capital stock of each of SPI's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights or rights of first refusal. SPI owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of SPI or which would require any Subsidiary of SPI to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

         4.5 Other Interests. Except as set forth in Section 4.4 of the Disclosure Schedule, neither SPI nor any of SPI's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person.

         4.6      No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 4.6(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement and the SPI Transaction Documents, nor the performance by SPI of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby or thereby, will: (i) assuming receipt of the SPI Stockholder Approvals (as defined below), conflict with SPI's articles of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 4.6(b) below, violate any statute, law, ordinance, rule or regulation applicable to SPI or any of its Subsidiaries or any of their Properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of SPI or any of its Subsidiaries, or result in the creation or imposition of any Encumbrance upon any Properties, assets or business of SPI or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which SPI or any of its Subsidiaries is a party or by which SPI or any of its Subsidiaries or any of their respective assets or Properties is bound or encumbered, or give any Person the right to require SPI or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in each case, for such violations, conflicts, defaults or other occurrences which would not have, and would not reasonably be expected to have, a Material Adverse Effect.

         (b) Except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and the Blue Sky Laws, (ii) for the pre-merger notification requirements of the HSR Act, (iii) for the filing of certificates of merger pursuant to the CBCA, (iv) for the SPI Stockholder Approvals (as defined below) or (v) with respect to matters set forth in Sections 4.6(a) or 4.6(b) of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person is required to be made or obtained by SPI or its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the SPI Transaction Documents and the consummation of the transactions contemplated hereby and thereby except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not have a Material Adverse Effect.

         4.7 Compliance. SPI and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have a Material Adverse Effect. Neither SPI nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not have a Material Adverse Effect. Set forth in
Section 4.7 of the Disclosure Schedule is a complete list of all material permits, licenses and franchises from governmental agencies held by SPI and its Subsidiaries. SPI and its Subsidiaries have all material permits, licenses and franchises from governmental agencies required to conduct their respective businesses as they are now being conducted and all such permits, licenses and franchises will remain in effect after the Effective Time, except for such failures to remain effective that would not have a Material Adverse Effect.

         4.8      Financial Statements.

         (a) SPI has delivered or made available to Modtech true and complete copies of the financial statements set forth in Section 4.8 of the Disclosure Schedule (collectively, the "SPI Financial Statements"). Each of the consolidated and consolidating balance sheets included in the SPI Financial Statements (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of SPI and its Subsidiaries as of its date, and each of the consolidated and consolidating statements of income and cash flows included in the SPI Financial Statements (including any related notes and schedules) presents fairly, in all material respects, the results of operations or cash flows, as the case may be, of SPI and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

         (b) Neither SPI nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of SPI or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of SPI as of June 30, 1998 and (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since June 30, 1998 which would not have a Material Adverse Effect.

         4.9 Litigation. Except as set forth in Section 4.9 of the Disclosure Schedule, there is no Action instituted, pending or, to the best knowledge of SPI, threatened, which, if adversely decided, would, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree, or injunction or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency which has or would have any Material Adverse Effect.

         4.10     Absence of Certain Changes.

         (a) Except for the transactions expressly contemplated hereby, since March 31, 1998, SPI and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any change in SPI's business, operations, condition (financial or otherwise), results of operations, business prospects, assets, liabilities, working capital or reserves, except for changes contemplated hereby or changes which have not had a Material Adverse Effect. From March 31, 1998 through the date of this Agreement, neither SPI nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof.

         (b) Since December 31, 1997, to the best knowledge of SPI, there has been no change in (i) the demand for the products manufactured and sold by SPI and its Subsidiaries, (ii) the competitive environment in which SPI and its Subsidiaries conduct business, (iii) the regulatory standards or guidelines applicable to the business conducted by SPI and its Subsidiaries, (iv) the legislation applicable to the business conducted by SPI and its Subsidiaries,
(v) the relationship between SPI or its Subsidiaries on the one hand, and any customers or suppliers of SPI or its Subsidiaries or the owners of any Properties utilized by SPI or its Subsidiaries on the other hand, any of which would have a Material Adverse Effect.

         4.11     Environmental Matters.

         (a) There are no existing uncured notices of noncompliance, notices of violation, administrative actions, or lawsuits against SPI or any of its Subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials at any of the Properties, nor has SPI received any uncured notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (b) To the best knowledge of SPI, there have been no spills or releases of Hazardous Materials at any of the Properties in excess of quantities reportable under Environmental Laws, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (c) There are no consent decrees, consent orders, judgments, judicial or administrative orders, or Encumbrances by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which regulate, obligate, or bind SPI or any of its Subsidiaries, except in any such case which would not be reasonably expected to have a Material Adverse Effect.

         (d) Except as set forth in Section 4.11(d) of the Disclosure Schedule, no Properties or Facilities are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials.

         4.12 Real Properties. Neither SPI nor any of its Subsidiaries currently owns, and neither SPI nor any of its Subsidiaries or any of their respective predecessors have ever owned, fee title to any Properties. Section
4.12 of the Disclosure Schedule lists all Leased Real Estate leased by SPI or any of its Subsidiaries. SPI has delivered or caused to be delivered to Modtech complete and accurate copies of the Leases which relate to the Leased Real Estate, together with all amendments or supplements thereto. SPI has not received written notice of condemnation or eminent domain proceedings pending or threatened against any Leased Real Estate. Except as disclosed in Section 4.12 of the Disclosure Schedule, SPI has not received any notice from any city, village or other Person of any zoning, ordinance, building, fire or health code or other legal violation in respect of any Leased Real Estate. The Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms; (i) no amount payable under any Lease is past due; (ii) SPI is in compliance in all material respects with all commitments and obligations on its part to be performed or observed under each Lease and is not aware of the failure by any other party to any Lease to comply in all material respects with all of its commitments and obligations; (iii) SPI has not received any written notice (A) of a default, offset or counterclaim under any Lease, or, any other communication calling upon it to comply with any provision of any Lease or asserting noncompliance, or asserting SPI has waived or altered its rights thereunder, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Lease on the part of SPI or, to the best knowledge of SPI, any other party, or (B) of any Action against any party under any Lease which if adversely determined would result in such Lease being terminated or cut off; and (iv) SPI has not assigned, mortgaged, pledged or otherwise encumbered its interest, if any, under any Lease.

         4.13 Tangible Personal Property. Except as disclosed in Section 4.13 of the Disclosure Schedule, SPI and its Subsidiaries (i) have good and valid title to all the tangible personal property material to its business and reflected in the latest audited consolidated financial statements of SPI as being owned by SPI and its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except Permitted Encumbrances, and (ii) are collectively the lessee of all tangible personal property material to SPI's business and reflected as leased in the latest audited consolidated financial statements of SPI (or on the books and records of SPI as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms or that have been transferred in the ordinary course of business) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or, to SPI's knowledge, the lessor. Each of SPI and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted.

         4.14 Intellectual Property. Section 4.14 of the Disclosure Schedule sets forth a listing of all intellectual property rights utilized by SPI or its Subsidiaries other than intellectual property rights relating to the plans and designs for structures manufactured by SPI and its Subsidiaries. The ownership, operation and conduct by SPI and its Subsidiaries of its business, as presently owned, operated, and conducted, does not infringe upon or conflict in any respect with any patent, copyright, trademark, trade name, service mark, brand name, any related regulations or other intellectual property rights of any other Person, and to the knowledge of SPI no other Person is infringing upon any such rights of SPI and its Subsidiaries, in each case.

         4.15 Absence of Changes in SPI Benefit Plans. Section 4.15 of the Disclosure Schedule sets forth a listing of all SPI Benefit Plans (as defined below). Except as set forth in Section 4.15 of the Disclosure Schedule, and except as required under this Agreement, since March 31, 1998, there has not been (i) any acceleration, amendment or change of the period of exercisability or vesting of any SPI Options under the SPI Option Plans (including any discretionary acceleration of the exercise periods or vesting by SPI's Board of Directors or any committee thereof or any other persons administering the SPI Option Plans) or authorization of cash payments in exchange for any SPI Options under the SPI Option Plan, (ii) any adoption or material amendment by SPI or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, disability, death benefit, hospitalization, medical, worker's compensation, disability, supplementary unemployment benefits, or other plan, arrangement or understanding (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of SPI or any of its Subsidiaries or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by SPI or any of its Subsidiaries (collectively, "SPI Benefit Plans"), or (iii) any adoption of, or amendment to, or change in employee participation or coverage under, any SPI Benefit Plans which would increase materially the expense of maintaining such SPI Benefit Plans above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 1998.

         4.16     ERISA Compliance.

         (a) Section 4.16(a) of the Disclosure Schedule contains a list of all "employee pension benefit plans" (defined in Section 3(2) of ERISA), "employee welfare benefit plans" (defined in Section 3(l) of ERISA) and all other SPI Benefit Plans. With respect to each SPI Benefit Plan, SPI has delivered or made available to Modtech a true, correct and complete copy of: (A) each writing constituting a part of such SPI Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any;
(D) the most recent annual financial report, if any; and (E) the most recent determination letter from the United States Internal Revenue Service, if any.

         (b) Section 4.16(b) of the Disclosure Schedule identifies each SPI Benefit Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and, except as set forth in Section 4.16(b) of the Disclosure Schedule, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

         (c) Except as set forth in Section 4.16(c) of the Disclosure Schedule, SPI and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code, and all laws and regulations applicable to the SPI Benefit Plans of which the failure to comply with would have a Material Adverse Effect. No prohibited transaction has occurred with respect to any SPI Benefit Plan. All contributions required to be made to any SPI Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any SPI Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the latest audited consolidated financial statements of SPI.

         (d) No SPI Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of SPI, its Subsidiaries and their respective ERISA Affiliates (as defined below) has at any time since September 2, 1974, contributed to or been obligated to contribute to any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or any plan with two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as defined below) that would be a liability of SPI or any of its Subsidiaries following the Closing. "ERISA Affiliate" for purposes of this Section means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. "Controlled Group Liability" for purposes of this Section means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the SPI Benefit Plans.

         (e) Except as set forth the latest audited consolidated financial statements of SPI or in Section 4.16(e) of the Disclosure Schedule, neither SPI nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to SPI and its Subsidiaries.

         (f) Except as set forth in the latest audited consolidated financial statements of SPI or in Section 4.16(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of SPI or any of its Subsidiaries. Without limiting the generality of the foregoing, no amount paid or payable by SPI or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         (g) Except as set forth in Section 4.16(g) of the Disclosure Schedule, no labor organization or group of employees of SPI or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of SPI, threatened against or involving SPI or any of its Subsidiaries.

         (h) There are no pending or, to SPI's knowledge, threatened claims, and the fiduciaries of the SPI Benefit Plans have not advised SPI that with respect to their duties to the SPI Benefit Plans or the assets or any of the trusts under any of the SPI Benefit Plans, there are any pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the SPI Benefit Plans, which could reasonably be expected to result in any material liability of SPI or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any multiemployer benefit plan.

         4.17     Taxes.

         (a) SPI and its Subsidiaries have duly prepared and filed federal, state, local and foreign Returns which were required to be filed by or in respect of SPI and its Subsidiaries, or any of their Properties, income and/or operations. As of the time they were filed, such Returns accurately reflected the material facts regarding the income, business, Assets, operations, activities, status of the entity on whose behalf the Return was filed, and any other information required to be shown thereon. No extension of time within which SPI or any of its Subsidiaries may file any Return is currently in force.

         (b) With respect to all amounts in respect of Taxes imposed on SPI or any of its Subsidiaries or for which SPI or any of its Subsidiaries is or could be liable, whether to taxing authorities or to other Persons, all material amounts required to be paid by or on behalf of SPI or any of its Subsidiaries to taxing authorities or others have been paid.

         (c) SPI has not been advised that there is any review or audit in process by any taxing authority of any Tax liability of SPI or any of its Subsidiaries currently in progress. SPI and its Subsidiaries have not received any written notice of any pending or threatened audit by the Internal Revenue Service or any state, local or foreign agency of any Returns or Tax liability of SPI or any of its Subsidiaries for any period. SPI and its Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of SPI or any of its Subsidiaries nor, to the knowledge of SPI, is there reason to believe that any material deficiency will be assessed.

         (d) No agreements are in force or are currently being negotiated by or on behalf of SPI or any of its Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of SPI or any Subsidiaries are currently pending.

         (e) SPI and its Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper Taxing authorities within the time required under any applicable Tax law.

         (f) There are no Encumbrances for Taxes, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any Assets owned by SPI or its Subsidiaries, except for Encumbrances for Taxes that are not yet due and payable. None of the Assets owned by SPI or its Subsidiaries is property that is required to be treated as being owned by any other Person pursuant to the safe harbor lease provisions of former Section 168(f)(8) of the Code. None of the assets owned by SPI or its Subsidiaries directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code. None of the Assets owned by SPI or its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of SPI or any of its Subsidiaries is a person other than a United States person within the meaning of the Code.

         (g) Neither SPI nor any of its Subsidiaries is a party to any agreement, contract, or arrangement for compensating any employee that, individually or collectively, could give rise to the payment of any amount (whether in cash or property, including SPI Shares or other Equity Interests) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), 162(n) or 280G of the Code.

         (h) Neither SPI nor any of its Subsidiaries anticipate the assessment of any additional Taxes against SPI or any of its Subsidiaries nor is SPI or any of its Subsidiaries aware of any unresolved questions, claims or disputes concerning the liability for Taxes of SPI or any of its Subsidiaries which would exceed by more than $500,000 the reserves established on the consolidated balance sheet of SPI as of June 30, 1998.

         4.18     Contracts; Debt Instruments.

         (a) Except as otherwise disclosed in Section 4.18(a) of the Disclosure Schedule, neither SPI nor any of its Subsidiaries is a party to or subject to:

                  (i) any collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of SPI and its Subsidiaries;

                  (ii) any employment, consulting, severance, termination, or indemnification agreement, contract or arrangement, including any oral agreement, contract or arrangement which requires the payment of over $75,000, with any current or former officer, consultant, director or employee;

                  (iii) any lease for real or personal property in which the amount of payments which SPI is required to make, or is expected to receive, on an annual basis exceeds $50,000;

                  (iv) any agreement, contract, instrument, arrangement or commitment to repurchase assets previously sold or leased, or to indemnify or otherwise compensate the purchaser in respect thereof;

                  (v) any agreement, contract, policy, license, document, instrument, arrangement or commitment that materially limits the freedom of SPI or any of its Subsidiaries to compete in any line of business or with any person;

                  (vi) any agreement or contract relating to any outstanding commitment for material capital expenditures, or any partially or fully executory agreement or contract relating to the acquisition or disposition of rights or assets other than those entered into in the ordinary course consistent with past practices;

                  (vii) any sale-leaseback, conditional sale, exclusive dealing, brokerage, finder's fee contract or agreement; or

                  (viii) any other agreement, contract, policy, license, document, instrument, arrangement or commitment not made in the ordinary course of business which is material to SPI and its Subsidiaries taken as a whole and which is not otherwise disclosed in the Disclosure Schedules.

         (b) None of SPI, its Subsidiaries and, to the knowledge of SPI, none of the other parties to any of the contracts and agreements identified in Sections 4.18(a) and (c) of the Disclosure Schedule is in default under or has terminated any such contract or agreement, or in any way expressed to SPI an intent to materially reduce or terminate the amount of its business with SPI or any of its Subsidiaries in the future.

         (c) Set forth in Section 4.18(c) of the Disclosure Schedule is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of SPI or any of its Subsidiaries is outstanding or may be incurred, (B) the respective principal amounts currently outstanding thereunder, and (C) any interest rate swaps, caps, floors or option agreements or similar interest rate risk management agreements. Except as set forth in Section 4.18(c) of the Disclosure Schedule, all such indebtedness is prepayable at any time without penalty, subject to the notice provisions of the agreements governing such indebtedness (which, except as set forth in Section 4.18(c) of the Disclosure Schedule, do not require a notice period of more than thirty days). For purposes of this
Section 4.18(c), "indebtedness" shall mean, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid,
(D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such Person, (E) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (F) all capitalized lease obligations of such Person, (G) all indebtedness of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such Person, (J) all obligations of such Person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other person.

         4.19 Insurance. SPI and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of SPI that are customary for companies of similar size and financial condition which conduct similar businesses; provided, that SPI currently does not have in force any directors and officers liability insurance coverage. All such policies are in full force and effect, all premiums due thereon have been paid and SPI has complied with the provisions of such policies with respect to which the failure to comply with would result in a cancellation of such policies. Neither SPI nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering SPI and its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or material modification of any of the methods of doing business, will be required.

         4.20 Interests of Officers and Directors. Except as set forth in
Section 4.20 of the Disclosure Schedule, neither any of SPI's or any of its Subsidiaries' officers, directors or material shareholders nor any member of their respective immediate families or any entity with respect to which any such person is an Affiliate, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of SPI or its Subsidiaries, or any other business relationship with SPI or any of its Subsidiaries.

         4.21 No Brokers. Except as set forth in Section 4.21 of the Disclosure Schedule, no broker, finder, investment banker, or other Person or firm is entitled to any brokerage, finder's or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of SPI, any of its Subsidiaries or any of their respective directors, officers or employees.

         4.22 Customers. Section 4.22 of the Disclosure Schedule sets forth a list of the names of the twenty (20) most significant customers (by revenue) of SPI and its Subsidiaries that ordered goods or products from SPI or any of its Subsidiaries and the amount for which each such customer was invoiced during the 12-month period ended March 31, 1998. Neither SPI nor any of its Subsidiaries has received any notice that any significant customer of SPI or any of its Subsidiaries has ceased, will cease, or has significantly reduced, or will significantly reduce its ordering of goods or products from SPI or any of its Subsidiaries, nor are SPI or any of its Subsidiaries aware of any circumstances that could reasonably be anticipated to cause any such reduction or cessation of orders.

         4.23 Suppliers. Section 4.23 of the Disclosure Schedule sets forth a list of the names of the twenty (20) most significant suppliers of raw materials and other goods to SPI and its Subsidiaries for the 12-month period ended March 31, 1998. Neither SPI nor any of its Subsidiaries has received any notice that any such supplier will cease selling raw materials or other goods to them at any time after the Closing or materially alter the terms of such sales (other than normal price increases), nor is SPI or any of its Subsidiaries aware of any circumstances that could reasonably be anticipated to cause such suppliers to make such changes.

         4.24 Employees. To the best knowledge of SPI, no executive, key employee or group of employees has any plans to terminate employment with SPI or any of its Subsidiaries. Except as set forth in Section 4.24 of the Disclosure Schedule, neither SPI nor any of its Subsidiaries is a party to or bound by a collective bargaining agreement, nor does SPI have any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of SPI or its Subsidiaries.

         4.25 Product Liability. Each product manufactured by SPI and its Subsidiaries has been manufactured, sold, delivered and installed in all material respects in accordance with applicable plans, specifications, laws (including building codes and regulations) and applicable industry standards.

         4.26 Information in Joint Proxy Statement/Prospectus and Form S-4. Information supplied by SPI or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Joint Proxy Statement/Prospectus (as hereinafter defined) (or any amendment thereof or supplement thereto), at the date mailed to SPI stockholders and Modtech stockholders and at the time of the respective meetings of the SPI stockholders and of the Modtech stockholders contemplated hereby, and (ii) the Form S-4 (as hereinafter defined) at any time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at any time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.27 Disclosure. The representations and warranties of SPI contained in this Agreement are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to SPI which has not been disclosed to Modtech in the Disclosure Schedule and the latest audited consolidated financial statements of SPI, taken as a whole, which has had, or would reasonably be expected to have, a Material Adverse Effect.

         4.28 Year 2000 Matters. To the best knowledge of SPI, the information systems utilized by SPI and each of its Subsidiaries are capable of properly recognizing date sensitive information when the year changes to 2000, and as such, the year change to 2000, as it relates to the information systems of SPI and its Subsidiaries, will not result in a material disruption of the business of SPI or any of its Subsidiaries.

                                    ARTICLE V

                                    COVENANTS

         5.1 Conduct of Business by Modtech or SPI. Commencing the date after the date hereof and at all times prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article 7 hereof (the "Termination Date"), and except as may be required pursuant to this Agreement, or as disclosed or contemplated in the Disclosure Schedule (including the agreements and contemplated agreements referred to therein, and the consummation of the transactions contemplated by such agreements) or as may be consented to in writing by the other, Modtech and SPI:

         (a) shall, and shall cause each of their respective Subsidiaries to, conduct their respective operations according to their ordinary and usual course of business; provided, however, that this provision shall not prohibit the acquisition by SPI of a nonresidential modular building manufacturer located in the Southeastern United States or the other transactions contemplated to be consummated in connection therewith on terms substantially similar to those discussed with the chief executive officer of Modtech (the "Proposed Acquisition"); and provided, further, that SPI shall be permitted to update its Disclosure Schedules to reflect the completion of the Proposed Acquisition, and that any such updating shall not constitute a breach of any of the representations or warranties of SPI made herein, or any other provision of this Agreement;

         (b) shall, and shall cause each of their respective Subsidiaries to, use their best efforts to preserve intact their respective business organizations and good will in all material respects, keep available the services of their respective partners, officers and employees as a group and maintain satisfactory relations with lessees, suppliers, distributors, customers, banks and others having business relationships with them;

         (c) shall confer on a regular and frequent basis with one or more representatives of the other to report operational matters of a material nature and the general status of ongoing operations, subject to compliance with applicable law;

         (d) shall notify the other of any emergency or other change in the normal course of their or their respective Subsidiaries' respective businesses or in the operation of their or their respective Subsidiaries' Properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing or the effect thereof would be material to the business, operations or financial condition of either Modtech or SPI and their respective Subsidiaries, as the case may be, taken as a whole;

         (e) shall not declare or pay any dividends on their outstanding shares of capital stock;

         (f) shall not, except as otherwise provided in this Agreement, enter into or amend in any material respect any employment, severance or similar agreement or any agreement or agreement in principle with respect to, any merger, consolidation or business combination (other than the Mergers), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business; provided, however, that this provision shall not prohibit the Proposed Acquisition by SPI;

         (g) shall not propose or adopt any amendments of their respective organizational documents;

         (h) shall not issue any shares of their capital stock (except upon exercise of warrants and options issued and outstanding on the date hereof), effect any stock split, issue any debt securities or borrow any money (other than bank borrowings in the ordinary course of business consistent with past practice, borrowings by SPI necessary to consummate the Proposed Acquisition), or otherwise change its capitalization as it existed on the date hereof;

         (i) shall not grant, confer or award any options, warrants, calls, subscriptions, convertible securities or other securities, or enter into any agreements, commitments or obligations which would require Modtech or SPI to acquire any shares of its capital stock except pursuant to employee benefit plans, programs or arrangements in existence on the date hereof, in the ordinary course of business and consistent with past practice;

         (j) shall not purchase or redeem any shares of their own capital stock, Modtech Shares or SPI Shares; and

         (k) shall not agree in writing, or otherwise, to take any of the foregoing actions or any action which would make any of their respective representations or warranties in Articles III or IV hereof untrue or incorrect.

         5.2 Meetings of Stockholders. Each of Modtech and SPI will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement and the transactions contemplated hereby, as required by applicable law. The Boards of Directors of Modtech and SPI will recommend that their respective stockholders vote in favor of such adoption, and Modtech and SPI will each take all lawful action to solicit such approval, including, without limitation, timely mailing the Joint Proxy Statement/Prospectus; provided, however, that nothing contained in this
Section 5.2 shall prohibit either Modtech or SPI from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to, or having any communication with, their respective stockholders if, in the good faith judgment of the Board of Directors of Modtech or SPI, as applicable, after consultation with outside counsel, failure so to disclose or communicate would be inconsistent with its fiduciary duties under applicable law. The respective meetings of the stockholders of Modtech and SPI shall be held as soon as practicable and in any event (to the extent permissible under applicable law) within twenty (20) days after the date upon which the Joint Proxy Statement/Prospectus shall have been approved for release to the stockholders of Modtech and SPI by the SEC; provided, however, that notwithstanding anything to the contrary contained in this Agreement, Modtech and SPI may adjourn or postpone their respective meetings of stockholders to the extent necessary, in the opinion of their respective counsel, to supplement or amend the Joint Proxy Statement/Prospectus in advance of a vote on this Agreement and the Mergers. Modtech and SPI shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day.

         5.3 Further Assurance and Cooperation. Subject to the terms and conditions herein provided, Modtech and SPI agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection therewith, (a) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts (provided that neither Modtech nor SPI shall agree to any substantial modification to any such agreement, lease or contract or to any payment of funds in order to obtain such waiver, consent or approval without the prior written consent of the other), (b) to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby, (d) to effect all necessary registrations and filings (including any registrations and filings which may be required to be made by Holdings pursuant to any federal or state securities laws), and (e) to fulfill all conditions to this Agreement.

         5.4 Certain Filings and Consents. Each of Modtech and SPI shall (a) promptly make the required filings and submissions under the HSR Act, (b) cooperate with the other in determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state, local or foreign law or regulation or whether any consents, approvals or waivers are required to be obtained from other parties to loan agreements, leases or other contracts in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, and (c) actively assist each other in obtaining any consents, permits, authorizations, approvals or waivers which are required. Each of Modtech and SPI shall promptly inform the other of any material communication between such party and any government or governmental authority regarding the Mergers or the other transactions contemplated by this Agreement. If Modtech or SPI receives a request for additional information or documentary material from any such government or governmental authority, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Modtech and SPI shall cooperate in connection with reaching any understandings, undertaking or agreements (oral or written) involving any government or any governmental authority in connection with the transactions contemplated hereby.

         5.5 Publicity. The initial press release relating to this Agreement and all press releases or public statements thereafter with respect to the transactions contemplated hereby shall be joint press releases or statements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), Modtech and SPI shall consult with each other in making any filings with any governmental or regulatory authorities or with any national securities exchange.

         5.6      Joint Proxy Statement/Prospectus and Form S-4.

         (a) Modtech and SPI will cooperate and promptly prepare and file with the SEC as soon as practicable a joint proxy statement/prospectus and necessary forms of proxy in connection with the vote of Modtech's and SPI's stockholders with respect to the Mergers and the offer to such stockholders of the securities to be issued pursuant to the Mergers (the "Joint Proxy Statement/Prospectus") and will cause Holdings to prepare and file with the SEC the registration statement on Form S-4 (the "Form S-4") under the Securities Act, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Modtech and SPI will cause the Form S-4 to comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Modtech and SPI will use its best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Mergers. Modtech and SPI will cause Holdings to take any action required to be taken to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and all expenses incident thereto will be paid 68% by Modtech and 32% by SPI. No amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Modtech or SPI without the approval of the other party, such approval not to be unreasonably withheld or delayed. Each of SPI and Modtech shall use reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders as soon as practicable after the date hereof.

         5.7 Listing Application. Each of Modtech and SPI will cause Holdings to promptly prepare and submit to Nasdaq a listing application covering the shares of Holdings Common Stock issuable in the Mergers, and will use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Holdings Common Stock, subject to official notice of issuance.

         5.8 Further Action. Each of Modtech and SPI will, subject to the other terms and conditions set forth herein and to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Mergers. Each of Modtech and SPI will permit the other and its authorized representatives full access to all of its and its Subsidiaries premises, properties, personnel, books, records, contracts and documents, and each party will use commercially reasonable efforts to cause its representatives to furnish to the other party and its authorized representatives such additional financial and operating data and other information concerning its businesses and properties (and those of its Subsidiaries) as the other or its duly authorized representatives may from time to time reasonably request.

         5.9 Lockup Agreements. Each of Modtech and SPI will use all reasonable efforts to deliver or cause to be delivered to the other, prior to the Closing Date, from each of their respective "affiliates" within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act, a lockup agreement pursuant to which each such affiliate will agree not to sell any shares of Holdings for a period of 90 days following the Effective Time (the "Lockup Agreement"). Holdings will be entitled, to the extent it is so required by applicable law (as advised by outside counsel experienced in such matters) to place legends as specified in such Lockup Agreements on the certificates evidencing any Holdings Common Stock or Holdings Preferred Stock to be received by such affiliates pursuant to the terms of this Agreement, and to issue appropriate stop-transfer instructions to the transfer agent for Holdings Common Stock, consistent with the terms of such Lockup Agreements.

         5.10 Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided herein, and except that (i) the filing fee in connection with the HSR Act filings of SPI and Modtech and the affiliates of SPI and Modtech,
(ii) the filing fee in connection with the filing of the Form S-4 or Joint Proxy Statement/Prospectus with the SEC, and (iii) the expenses incurred in connection with the preparation, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus, will be paid 68% by Modtech and 32% by SPI. In addition, SPI will reimburse Modtech for 32% of the cost of obtaining the Fairness Opinion. Following consummation of the Mergers, Holdings will reimburse Modtech and SPI for their reasonable expenses payable to third parties and incurred in connection with this Agreement and the transactions contemplated hereby, including amounts paid by SPI to Modtech to reimburse Modtech for 32% of the cost of the Fairness Opinion. The provisions of this Section 5.10 will survive the consummation of the Mergers.

         5.11 Notice of Change in Representations and Warranties. Modtech and SPI will each give prompt notice to the other of (i) any change in its condition or any event causing a breach of any of its representations and warranties, (ii) the occurrence or non-occurrence of any event which would, or which would be reasonably likely to, cause any conditions to their obligations to effect the Mergers and other transactions contemplated hereby not to be satisfied in any material respect, and (iii) their failure to satisfy in any material respect any covenant or condition to be complied with by them pursuant to this Agreement.

         5.12 Consents. Modtech and SPI will use all reasonable efforts to obtain each of the consents identified in Section 3.6 and 4.6, respectively, of the Disclosure Schedule.

         5.13 Letter of Modtech's Accountants. Modtech shall use reasonable efforts to cause to be delivered to SPI and Holdings a letter of KPMG Peat Marwick LLP, Modtech's independent auditors, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Holdings, in form reasonably satisfactory to SPI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         5.14 Letter of SPI's Accountants. SPI shall use reasonable efforts to cause to be delivered to Modtech and Holdings a letter of Arthur Andersen LLP, SPI's independent auditors, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Holdings, in form reasonably satisfactory to Modtech and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         5.15 Registration Statement on Form S-8. On or promptly after the 90th day following the Effective Time, Modtech and SPI shall cause Holdings to prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Holdings Common Stock at least equal to the number of shares of Holdings Common Stock subject to options to be received by the holders of Modtech and SPI options pursuant to Section 2.1(c). Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any options with respect to Holdings Common Stock received by the holders of Modtech or SPI options pursuant to Section 2.1(c) remain outstanding.

         5.16 Tax Matters Certificates. In connection with the opinions to be rendered by counsel to Modtech and SPI pursuant to Sections 6.2(e) and 6.3(e), respectively, tax certificates shall be delivered to such counsel which certificates shall be from such parties and in such form and substance as may reasonably be required by such counsel. Such counsel shall, in rendering such opinions, be entitled to rely on the representations contained in such tax certificates.

         5.17 Assumption of Obligations by Holdings, Modtech Sub and SPI Sub.
As soon as practicable after the formation of Holdings, Modtech and SPI (i) shall cause Holdings to sign and become a party to this Agreement and to assume the obligations applicable to it hereunder, and (ii) shall cause Modtech Sub and SPI Sub to sign and become parties to this Agreement and to assume their respective obligations hereunder and under the agreements of merger contained herein. Upon their execution of this Agreement, Holdings, Modtech Sub and SPI Sub will be bound by the provisions hereof and Modtech and SPI hereby agree that upon such execution such entities shall be parties hereto.

         5.18 Representations and Warranties of Holdings. Modtech and SPI shall cause Holdings to deliver, on the Closing Date, a certificate of an executive officer containing representations and warranties substantially to the effect of those representations and warranties set forth in Articles III and IV of this Agreement.

         5.19 Development of Holdings Business Plan. Promptly following the execution of this Agreement, representatives of Modtech and SPI shall jointly develop a business plan for the operation of Holdings following the Closing.

         5.20 Payment of Transaction Fees; Transaction Advisory Agreement. Modtech and SPI shall cause Holdings to pay the fees set forth in Section 3.21 and Section 4.21, respectively, of the Disclosure Schedule. In addition to the payment of the fees described in the preceding sentence, Modtech and SPI shall, in connection with the Closing, cause Holdings, following approval thereof by the Independent Directors, to enter into the Transaction Advisory Agreement with KRG Capital, in substantially the form set forth in Exhibit F (the "Transaction Advisory Agreement").

         5.21 Retention of Holdings' Financial Advisor. Modtech and SPI shall cause Holdings to retain DLJ as financial advisor to Holdings in connection with the Mergers.

         5.22 Deregistration of Modtech Shares. Promptly after the Closing, Holdings shall take all necessary steps to deregister the Modtech Shares with the Securities and Exchange Commission and Nasdaq.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Each of Modtech's and SPI's Obligation to Effect the Mergers. The respective obligations of Modtech and SPI to effect the Mergers will be subject to the fulfillment or waiver by both parties at or prior to the Closing Date of the following conditions:

         (a) The Modtech Merger and this Agreement shall have been validly approved and adopted by the affirmative vote of the holders of at least that number of outstanding shares of Modtech Shares required to approve the Modtech Merger under the CGCL and Modtech's articles of incorporation at the stockholders' meeting referred to in Section 5.2 (the "Modtech Stockholder Approvals");

         (b) The SPI Merger and this Agreement shall have been validly approved and adopted by the affirmative vote of the holders of at least that number of outstanding shares of SPI Shares required to approve the SPI Merger under the CBCA and SPI's articles of incorporation at the stockholders' meeting referred to in Section 5.2 (the "SPI Stockholder Approvals");

         (c) Neither Modtech nor SPI shall be subject to any order, decree, ruling or injunction of a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, and no law, statute, rule or regulation shall have been promulgated or enacted by a governmental or regulatory authority, which prohibits the consummation of the transactions contemplated by this Agreement or would otherwise impair the ability of Holdings to operate the business of Modtech and SPI on a consolidated basis following the Closing and there shall be no pending action, proceeding or investigation by or before any governmental entity challenging or seeking material damages in connection with the Mergers or otherwise limiting the right of Modtech and SPI to continue their respective operations (and those of their Subsidiaries) following the Closing;

         (d) The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated;

         (e) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued which shall be in effect at the Effective Time, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing or, to the knowledge of Modtech or SPI, be threatened in writing, and all necessary approvals under state securities laws relating to the issuance or trading of Holdings Common Stock to be issued to Modtech and SPI stockholders in connection with the Mergers shall have been received;

         (f) Holdings shall have successfully negotiated and put into effect a credit facility on terms acceptable to Holdings, which facility shall provide approximately $100 million in available credit, (approximately $45 million of which shall be a term loan, $30 million of which shall be a revolving loan, and $25 million of which shall be an acquisition line of credit);

         (g) All consents, licenses, permits, authorizations, orders and approvals of (or filings or registrations with) any governmental or regulatory authorities, and all consents, authorizations and approvals of any other entity (including, without limitation, any bank or financial institution) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Mergers and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, license, permit, authorization, order, approval, filing or registration would not have a Material Adverse Effect on Holdings and its Subsidiaries, taken as a whole, following the Effective Time;

         (h) Holdings Common Stock to be issued to Modtech and SPI stockholders in connection with the Mergers shall have been approved for listing on Nasdaq, subject only to official notice of issuance;

         (i) After the Effective Time and except as set forth in this Agreement, no Person will have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement to acquire any securities of Modtech, SPI or any of their respective Subsidiaries;

         (j) Holders of Modtech Shares representing no more than 5% of the issued and outstanding Modtech Shares shall have exercised, and not withdrawn, their rights to dissent from the Modtech Merger;

         (k) Holders of SPI Shares representing no more than 5% of the issued and outstanding SPI Shares shall have exercised, and not withdrawn, their rights to dissent from the SPI Merger;

         (l) All of the parties set forth on the signature page thereof shall have entered into the Registration Rights Agreement substantially in the form of Exhibit G;

         (m) Holdings and KRG Capital shall each have entered into the Transaction Advisory Agreement substantially in the form of Exhibit F;

         (n) Such key employees as shall be identified by mutual agreement of Modtech and SPI shall have entered into employment agreements with Holdings on terms acceptable to Holdings;

         (o) Holdings shall have delivered the certificate described in Section
5.16 of this Agreement; and

         (p) The affiliates of Modtech and SPI shall have entered into the Lockup Agreements.


         6.2 Conditions to Obligation of Modtech to Effect the Mergers. The obligation of Modtech to effect the Mergers will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, all of which, except paragraph (e), may be waived by Modtech:


         (a) SPI shall have performed and complied in all material respects with all material obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing Date;

         (b) The representations and warranties of SPI contained in this Agreement that are qualified as to materiality shall be true and correct, and such representations and warranties of SPI that are not so qualified shall be true and correct in all material respects, in each case both as of the date of this Agreement and on the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case, such representations and warranties shall be true and correct as of such date;

         (c) Modtech shall have received a certificate from the President or a Vice President of SPI, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

         (d) From the date of this Agreement through the Effective Time, a Material Adverse Effect with respect to SPI and its Subsidiaries, taken as a whole, shall not have occurred;

         (e) Modtech shall have received a tax opinion from Gibson Dunn & Crutcher LLP, in form and substance reasonably satisfactory to Modtech, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Modtech Merger (together with the SPI Merger) will be treated as an "exchange" under Section 351 of the Code;

         (f) Modtech shall have received the opinion of Dorsey & Whitney LLP, counsel to SPI, dated the Effective Time, in form and substance reasonably satisfactory to Modtech and its counsel; and

         (g) The Fairness Opinion received by Modtech in accordance with the provisions of Section 3.28 hereof and shall not have been amended, withdrawn or modified in any adverse manner.


         6.3 Conditions to Obligation of SPI to Effect the Mergers. The obligation of SPI to effect the Mergers will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, all of which, except paragraph (e), may be waived by SPI:


         (a) Modtech shall have performed and complied in all material respects with all material obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Closing Date;

         (b) The representations and warranties of Modtech contained in this Agreement that are qualified as to materiality shall be true and correct, and such representations and warranties of Modtech that are not so qualified shall be true and correct in all material respects, in each case both as of the date of this Agreement and on the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case, such representations and warranties shall be true and correct as of such date;

         (c) SPI shall have received from Modtech a certificate from the President or a Vice President of Modtech, dated as of the Closing Date, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

         (d) From the date of this Agreement through the Effective Time, a Material Adverse Effect on Modtech and its Subsidiaries, taken as a whole, shall not have occurred;

         (e) SPI shall have received a tax opinion from Dorsey & Whitney LLP, in form and substance reasonably satisfactory to SPI, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the SPI Merger will be treated as a "reorganization" within the meaning of Section 368 of the Code; and

         (f) SPI shall have received the opinion of Gibson, Dunn & Crutcher LLP and Haddan & Zepfel LLP, counsel to Modtech, in form and substance reasonably satisfactory to SPI and its counsel.

                                   ARTICLE VII

                        TERMINATION, WAIVER AND AMENDMENT

         7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Modtech Stockholder Approvals and the SPI Stockholder Approvals:

         (a) by the mutual written consent of Modtech and SPI;

         (b) by Modtech or SPI, if the Effective Time shall not have occurred on or before six (6) months from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

         (c) by Modtech or SPI if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Modtech Merger or the SPI Merger;

         (d) by Modtech, (i) if SPI shall materially breach any of its representations, warranties or covenants hereunder and such breach shall not have been cured within ten (10) business days after receipt by SPI of written notice of such breach, (ii) if any required approval of the shareholders of SPI has not been obtained, or (iii) if the Board of Directors of SPI shall have withdrawn or modified its recommendation of the approval of this Agreement or the SPI Merger in a manner adverse to Modtech or shall have resolved to do any of the foregoing;

         (e) by SPI, (i) if Modtech shall materially breach any of its representations, warranties or covenants hereunder and such breach shall not have been cured within ten (10) business days after receipt by Modtech of written notice of such breach, (ii) if any required approval of the shareholders of Modtech has not been obtained, or (iii) if the Board of Directors of Modtech shall have withdrawn or modified its recommendation of the approval of this Agreement or the Modtech Merger in a manner adverse to SPI or shall have resolved to do any of the foregoing;

         (f) by Modtech, at any time prior to the Effective Time, by action of the Board of Directors of Modtech, if Modtech receives an Acquisition Proposal on terms Modtech's Board of Directors (after consultation with its independent financial advisors) determines in good faith to be more favorable to the Modtech's stockholders than the terms of the Modtech Merger, and Modtech's Board of Directors determines, upon the advice of its legal counsel, that, to continue to recommend that holders of Modtech Shares vote in favor of the Modtech Merger, notwithstanding the receipt of such offer with respect to an Acquisition Proposal, or to fail to recommend or accept the Acquisition Proposal, would not be consistent with the fiduciary duties of Modtech's Board of Directors;

provided, however, that Modtech shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) unless it has provided SPI with three
(3) business days' prior written notice of its intent to so terminate this Agreement, together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; or

         (g) by SPI, at any time prior to the Effective Time, by action of the Board of Directors of SPI, if SPI receives an Acquisition Proposal on terms SPI's Board of Directors (after consultation with its independent financial advisors) determines in good faith to be more favorable to the SPI's stockholders than the terms of the SPI Merger, and SPI's Board of Directors determines, upon the advice of its legal counsel, that, to continue to recommend that holders of SPI Shares vote in favor of the SPI Merger, notwithstanding the receipt of such offer with respect to an Acquisition Proposal, or to fail to recommend or accept the Acquisition Proposal, would not be consistent with the fiduciary duties of SPI's Board of Directors; provided, however, that SPI shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) unless it has provided Modtech with three (3) business days' prior written notice of its intent to so terminate this Agreement, together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal.

         7.2      Effect of Termination.

         (a) Modtech shall pay to SPI, concurrently with any termination pursuant to Sections 7.1(e) or 7.1(f) by wire transfer in same day funds, all documented fees and expenses of SPI related to this Agreement and the transactions contemplated hereby, if SPI shall have satisfied all conditions to the Closing that are or were at the time reasonably within its control and if SPI shall not have taken any action reasonably calculated to prevent or unreasonably delay the Closing, plus an additional fee of $2,000,000.

         (b) SPI shall pay to Modtech, concurrently with any termination pursuant to Sections 7.1(d) or 7.1(g) by wire transfer in same day funds, all documented fees and expenses of Modtech related to this Agreement and the transactions contemplated hereby, if Modtech shall have satisfied all conditions to the Closing that are or were at the time reasonably within its control and if Modtech shall not have taken any action reasonably calculated to prevent or unreasonably delay the Closing, plus an additional fee of $2,000,000.

         (c) The parties agree that the payments contemplated by Sections 7.2(a) and 7.2 (b) are intended as liquidated damages to reimburse the other party for all damages it may suffer as a result of termination of this Agreement. The parties acknowledge and agree that such amounts are not a penalty, and that such amounts are reasonable considering all the circumstances existing on the date of this Agreement, including the relationship of the remedy to the range of harm that could reasonably be anticipated and the anticipation that proof of actual damages would be costly or inconvenient. The foregoing payments are each parties' sole and exclusive remedy in the event of a termination of this Agreement pursuant to Section 7.1 and neither party shall have any other remedy at law or in equity as a result of such termination.

         (d) The parties acknowledge that the agreements contained in this
Section 7.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, neither party would enter into this Agreement. Accordingly, if either party fails to pay promptly the amounts due pursuant to this Section 7.2, and, in order to obtain such payments, the other party commences a suit for the fees set forth in this paragraph, the prevailing party shall be reimbursed by the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount thereof at the prime rate of as quoted in The Wall Street Journal on the date such payment was required to be made.

         (e) In the event of termination of this Agreement pursuant to Section 7.2, this Agreement shall terminate, and there shall be no other liability on the part of Modtech or SPI to the other, except that the liability on the agreements contained in Section 7.2 shall survive the termination hereof, and except liability arising out of a breach of this Agreement.

         7.3 Amendment or Supplement. At any time before or after the Modtech Stockholder Approvals and the SPI Stockholder Approvals and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Modtech and SPI with respect to any of the terms contained in this Agreement, except that following the Modtech Stockholder Approvals and the SPI Stockholder Approvals there shall be no amendment or change to the provisions hereof with respect to the Modtech Exchange Ratio or SPI Exchange Ratio as provided herein, without further approval by the respective stockholders of Modtech and SPI.

         7.4 Extension of Time; Waiver, Etc. At any time prior to the Effective Time, Modtech and SPI may:

         (a) extend the time for the performance of any of the obligations or acts of the other party;

         (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and

         (c) waive compliance with any of the agreements or conditions of the other party contained herein, except the receipt of the tax opinions set forth in Sections 6.2 and 6.3 above;

provided, however, that no failure or delay by Modtech or SPI in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Indemnification.

         (a) From and after the Effective Time, Holdings shall indemnify, defend and hold harmless the present and former directors, officers and employees of Modtech and SPI and their respective Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions as directors or officers of Modtech or SPI and their respective Subsidiaries occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement, to the fullest extent that such persons are indemnified under the laws of the States of California or Colorado and the organizational documents, as in effect on the date hereof, of Modtech and SPI and their respective Subsidiaries or any existing indemnification agreement with any of Modtech or SPI (and during such period Holdings shall also advance expenses (including expenses constituting Costs described in Section 8.1(e)) as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides a written affirmation of his or her good faith that the standard of conduct necessary for indemnification has been met and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification with no bond or security to be required); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under applicable law and any such organizational documents shall be made by independent counsel (which shall not be counsel that provides material services to Holdings or its Subsidiaries) selected by Holdings and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Holdings shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

         (b) For a period of not less than six (6) years after the Effective Time, Holdings will maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as current or former officers and directors of Modtech and covering similarly situated Indemnified Parties of SPI, by existing officers' and directors' liability insurance policy on terms substantially no less advantageous to the Indemnified Parties than such existing insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 8.1(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Holdings thereof; provided that the failure so to notify shall not affect the obligations of Holdings under Section 8.1(a) unless and to the extent such failure materially increases Holdings' liability under such subsection (a).

         (d) If Holdings or any of its successors or assigns shall consolidate with or merge with any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Holdings or any of its Subsidiaries shall assume the obligations set forth in this Section 8.1.

         (e) Holdings shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.1. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

         (f) Modtech and SPI will cause Holdings to keep in effect provisions in Holdings', New Modtech's and New SPI's organizational documents providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the Delaware General Corporation Law (the "DGCL"), the CGCL or the CBCA, as applicable, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

         (g) The provisions of this Section 8.1 will survive the consummation of the Mergers and expressly are intended to benefit each Indemnified Party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Non-survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will be deemed to the extent expressly provided herein to be conditions to the Mergers and will not survive the Mergers. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         9.2 Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


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

If to Modtech:                              If to SPI:

Modtech, Inc.                               SPI Manufacturing, Inc.
2830 Barrett Avenue                         9550 Hermosa Avenue
P.O. Box 1240                               Rancho Cucamonga, California  91730
Perris, California  92572                   Attention:  Patrick Van Den Bossche
Attention:  Evan M. Gruber                  Fax No.:  (909) 484-4296
Fax No.:  (949) 476-0740

With copies to:                             With copies to:

Proactive Partners, L.P.                    KRG Capital Partners, LLC
50 Osgood Place                             370 17th Street, Suite 2300
San Francisco, California  94133            Denver, CO  80202
Attention:  Charles C. McGettigan           Attention:  Charles R. Gwirtsman
Fax No.:  (415) 986-3617                    Fax No.:  (303) 572-5015

With copies to counsel for Modtech:         With copies to counsel for SPI:

Haddan & Zepfel LLP                         Dorsey & Whitney LLP
4675 McCarthy Court                         370 17th Street, Suite 4400
Suite 710                                   Denver, Colorado  80202-5644
Newport Beach, California  98660            Attention:  Kevin A. Cudney
Attention:  Jon R. Haddan, Esq.             Fax No.:  (303) 629-3450
Fax No.:  (949) 752-6100

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         9.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 8.1, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.4 Entire Agreement. This Agreement, the Exhibits, the Disclosure Schedule and any documents delivered by the parties in connection herewith which will survive the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

         9.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws; provided, however, that all matters covered by the CGCL will be governed by and construed in accordance with the laws of the State of California without regard to its rules of conflict of laws and all matters covered by the CBCA will be governed by and construed in accordance with the laws of the State of Colorado without regard to its rules of conflict of laws.

         9.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         9.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

         9.8 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural Persons will include corporations and partnerships and vice versa.

         9.9 Incorporation of Schedules. The Disclosure Schedule attached hereto and referred to herein is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         9.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

         9.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware court, this being in addition to any other remedy to which they are entitled at law or in equity.

                                    ARTICLE X

                                   DEFINITIONS

         10.1 Defined Terms. As used herein, the terms below shall have the following meanings:

         "Acquisition Proposal" shall mean any proposal or offer (including, without limitation, any proposal or offer to stockholders) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Modtech or SPI or any of the Subsidiaries of Modtech or SPI.

         "Action" shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other Person.

         "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

         "Assets" shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned, leased or licensed by such Person or any of its Subsidiaries.

         "Disclosure Schedule" means the schedules dated as of the date hereof and delivered by or on behalf of each party hereto to the other party hereto in connection with this Agreement and which set forth exceptions to the representations and warranties contained herein and certain other information called for by other provisions of this Agreement.

         "Election" shall mean the election contemplated by Section 2.3 hereof with respect to the Record Holders of Modtech Shares, and the election contemplated by Section 2.8 hereof with respect to the Record Holders of SPI Shares.

         "Election Deadline" shall mean a time not later than the time specified in the Letter of Transmittal, at which time the shareholders of Modtech and SPI must submit their Election Forms to the Exchange Agent.

         "Election Form" shall mean a form for the purpose of making the Elections, which form shall be delivered to Record Holders in connection with the delivery of the definitive proxy statement for the transaction contemplated by this Agreement.

         "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

         "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the withdrawal or use of groundwater; to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

         "Equity Interests" means capital stock, partnership interests or warrants, options or other rights to acquire capital stock or partnership interests (including any debt security which is convertible into, or exchangeable for, capital stock or partnership interests).

         "Exchange Agent" shall mean the Person selected by Modtech and SPI to perform the duties of the exchange agent under this Agreement and shall be a commercial bank having trust powers or a trust company, either of which shall have a reported capital and surplus of not less than $100,000,000.

         "Facilities" shall mean, with respect to any Person, all of the offices, plants, factories, storage facilities and similar structures owned or leased by such Person.

         "Fixtures and Equipment" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or licensed by such Person and located in, at or upon the Facilities of such Person.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

         "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes:
"hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof;

radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; and radon.

         "Independent Director" shall mean a person other than an officer, employee or affiliate of Holdings or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors of Holdings, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

         "Leased Real Estate" shall mean all Properties (including all Facilities) which are leased by any Person as lessee or sublessee.

         "Leases" shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective Properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

         "Mailing Date" shall mean the date agreed to by Holdings, Modtech and SPI as the date on which a Letter of Transmittal and Election Form shall be mailed to each Record Holder of Modtech Shares and SPI Shares.

         "Material Adverse Effect" shall mean, with respect to any of Holdings (following the Mergers), Modtech or SPI, as the context requires, a material adverse change in or effect on the business, results of operations, assets, liabilities or conditions (financial or otherwise) or prospects of such Person and its Subsidiaries taken as a whole or any change which impairs or materially delays the ability of such Person to consummate the transactions contemplated by this Agreement.

         "Permitted Encumbrances" shall mean any Encumbrances resulting from (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in accordance with GAAP; (ii) all workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business; (iii) all laws and governmental rules, regulations, ordinances and restrictions; (iv) all leases, subleases or licenses to which any Person or any of its Subsidiaries is a party; (v) Encumbrances identified on title policies or preliminary title reports delivered or made available for inspection to any Person prior to the date hereof; and (vi) all other liens and mortgages (but solely to the extent such liens or mortgages secure indebtedness described in the Disclosure Schedule), covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, in the case of any such Encumbrances pursuant to clause (i) through (vi), do not materially detract from or materially interfere with the value or present use of the asset subject thereto or affected thereby.

         "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

         "Properties" shall mean, with respect to any Person, all of the improved and unimproved real property owned or leased by such Person.

         "Record Date" shall mean the record date established in accordance with applicable charter documents and applicable state law, by Modtech or SPI, as the case may be, for the respective stockholders' meeting to approve the Mergers.

         "Record Holder" shall mean a holder of record as of the Record Date, of Modtech Shares or SPI Shares, as the case may be.

         "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes or for information purposes.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body of such organization is owned or controlled by such Person directly or indirectly.

         "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                    MODTECH, INC.


                                    By: /s/ EVAN M. GRUBER
                                        -------------------------------------
                                    Name:  Evan M. Gruber
                                    Title:  Chief Executive Officer


                                    SPI HOLDINGS, INC.


                                    By:
                                        -------------------------------------
                                    Name:  Patrick Van Den Bossche
                                    Title: President and Chief Executive Officer

                                    MODTECH, INC.


                                    By:
                                        -------------------------------------
                                    Name:  Evan M. Gruber
                                    Title:  Chief Executive Officer


                                    SPI HOLDINGS, INC.


                                    By: /s/ PATRICK VAN DEN BOSSCHE
                                        -------------------------------------
                                    Name:  Patrick Van Den Bossche
                                    Title: President and Chief Executive Officer

                                    MODTECH HOLDINGS, INC.


                                    By: __________________________________
                                    Name: ________________________________
                                    Title: _______________________________


                                    MODTECH MERGER SUB, INC.


                                    By: __________________________________
                                    Name: ________________________________
                                    Title: _______________________________


                                    SPI MERGER SUB, INC.


                                    By: __________________________________
                                    Name: ________________________________
                                    Title: _______________________________